EXECUTION VERSION

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) dated effective as of February 24, 2021 (the “Effective Date”), by and between High Street Capital Partners, LLC, a Delaware limited liability company (“Seller”), RWB Florida, LLC , a Delaware limited liability company (“Buyer”) and Red White & Bloom Brands Inc., a British Columbia corporation (“Parent”).
RECITALS
WHEREAS, Seller owns all of the issued and outstanding shares of common stock (the “Shares”) of Acreage Florida, Inc., a Florida corporation (the “Company”);
WHEREAS, the Company is a registered plant nursery engaged in the cultivation, production and sale of medical marijuana in the State of Florida in accordance with applicable Florida law including Fla. Stat. § 381.986 (collectively, the “Business”), doing business as “The Botanist” under the authority of its Florida medical marijuana treatment center license (the “MMTC License”), duly issued by the Florida Department of Health (the “DOH”);
WHEREAS, Seller wishes to sell the Shares to Buyer, and Buyer wishes to purchase the Shares from Seller, subject to the terms and conditions of this Agreement; and
WHEREAS, Buyer is a wholly owned subsidiary of Parent.
NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I.
Definitions
The terms defined in this Article I (except as may be otherwise expressly provided in this Agreement) shall, for all purposes of this Agreement, have the following respective meanings (all terms used in this Agreement that are not defined in this Article I shall have the meanings as set forth elsewhere in this Agreement):
“Acquisition Proposal” means any proposal or offer to or from any Person or group of Persons (other than Buyer or an Affiliate of Buyer) to sell or acquire, in whole or in part, the Shares, the MMTC License or any of the Other Assets.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Miami, Florida or Toronto, Ontario are authorized or required by Law to be closed for business.

“Code” means the Internal Revenue Code of 1986, as amended.
“Company IP” means all Intellectual Property Rights owned or purported to be owned, in whole or part, by Company (including all Intellectual Property Rights which an employee or other third-party is obligated by contract, statute or otherwise to assign to Company).
“Contracts” means all contracts, purchasing orders and agreements, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“CSE” means The Canadian Securities Exchange.
“Debt” means any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases (calculated in accordance with U.S. GAAP), (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit, (e) obligations for the deferred purchase price of property or services including the maximum potential amount payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions, (f) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement entered into by the Company prior to Closing, (g) Off-Balance Sheet Financing of the Company in existence immediately prior to the Closing, (h) indebtedness or obligations of the types referred to in the preceding clauses (a) through (g) of any other Person secured by any Lien on any assets of the Company, even though the Company has not assumed or otherwise become liable for the payment thereof, (i) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (h) above of any other Person, (j) any obligation for amounts owned to any Person under any noncompetition, severance, change of control, retention, stay put or similar arrangement, whether triggered prior to or at the Closing, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties.
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code § 414.
“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).
“Encumbrance” means any charge, claim, preemptive right, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issues, granted, given, authorized by or made pursuant to Environmental Law.
“Fundamental Reps” means those certain representations, warranties and agreements set forth in Sections 4.1, 4.3, 4.4, 4.5, 4.15, 4.17, 5.1, 5.2 and 5.4.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, court opinion, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, per- and polyfluoroalkyls, and polychlorinated biphenyls.
“Indemnified Taxes” means (a) all Taxes (or the non-payment thereof) of the Company, or relating to the Business of the Company, for all Pre-Closing Tax Periods; (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (c) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; and (d) any payroll Taxes of the Company deferred pursuant to Section 2302 of the Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136 (03/27/2020), which payroll Taxes relate to a Pre-Closing Tax Period.
“Intellectual Property Rights” means any and all intellectual, proprietary, and industrial property rights, recognizable in any jurisdiction, including all rights pertaining to or deriving from: (a) patents (including any and all provisionals, continuations, continuations-in-part, divisionals, re-examinations, reissues and the like); (b) copyrights, mask works, and works of authorship; (c) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs (collectively, “Software”); (d) trademarks, trade names, service marks, trade dress, and the goodwill associated therewith (collectively, “Trademarks”); (e) trade secrets, confidential information, and know-how (including methods, specifications); (f) domain names, phone numbers, and social media accounts and handles; (g) data (whether sourced, Company generated or otherwise), databases, data compilations and all documentation relating to the foregoing; (h) USDA Plant Variety Protection (PVP) Certificates; and (i) any applications for or registrations of any of the foregoing.
“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Zach Davis, James Doherty, Robert Daino or James Frazier.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Liability” means the amount of any actual liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
“Losses” means losses, damages, Liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that the term “Losses” shall not include (a) those types of damages addressed in Section 7.8 and (b) any Losses to the extent resulting from or to the extent increased by the actions or omissions of any Indemnified Party after the Closing Date.
“Material Adverse Effect” means any effect, change, event, or circumstance (each, an “Effect” and collectively, “Effects”) that, individually or together with any other effects, changes events, or circumstances, has or would reasonably be expected to have a material adverse impact on the Company, the MMTC License, or the Business, in any manner, including, without limitation, anything that would impair the Company’s ability to sue in Florida or own the MMTC License, limit the commercialization or other exploitation of the MMTC License, or prevent the Business from being operated; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any Effect relating to COVID-19; (ii) any Effect resulting from compliance with the terms and conditions of this Agreement, including the taking of any action required or otherwise contemplated by this Agreement; (iii) any Effect that results from changes in general economic, business conditions, acts of war or terrorism or other force majeure events; (iv) any Effect that results from changes affecting the industry in which the Company operates generally; (v) any Effect that results from the failure by the Company to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance for any period; (vi) the taking of any action approved or consented to by Buyer; (vii) any Effect that results from any action required to be taken under applicable Law; (viii) any Effect that results from any change in accounting principles or requirements or change in applicable Law, or the interpretation or enforcement thereof; (ix) any Effect that results from any breach by Buyer of this Agreement; and (x) any Effect on Owned Real Property; provided, further, that any Loss that is cured prior to the Closing Date shall not be considered a Material Adverse Effect.
“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“Off-Balance Sheet Financing” means (a) any liability of the Company under any sale and leaseback transactions which does not create a liability on the balance sheet of the Company, and (b) any liability of the Company under any synthetic lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal income Tax purposes but is classified as an operating lease in accordance with U.S. GAAP for financial reporting purposes.
“Ordinary Course of Business” means consistent with the past, lawful practice of the Business by the Company (as owned by Seller) and, in any event, in a manner no less than as necessary to ensure compliance with Law in all material respects.
“Organizational Document” means, relative to any Person that is not an individual, its certificate of incorporation, its certificate of formation, its certificate of partnership, its by-laws, its partnership agreement, its limited liability company agreement, its memorandum or articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized equity securities, as applicable.
“Owned Real Property” means that certain real property located at 13907 Arnold Rhoden Road, Sanderson, Florida 32087, together with any and all improvements, buildings, structures and facilities located thereon, and any and all appurtenances related thereto.
“Owned Real Property Inspection Period” means the period of time commencing on the Effective Date and ending on the Closing Date.
“Parent Material Adverse Effect” means with respect to the Parent and the Buyer, any effect, change, event, or circumstance (each, an “Effect” and collectively, “Effects”) that, individually or together with any other effects, changes events, or circumstances, has or would reasonably be expected to have a material adverse impact on the Parent or the Buyer; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any Effect relating to COVID-19; (ii) any Effect resulting from compliance with the terms and conditions of this Agreement, including the taking of any action required or otherwise contemplated by this Agreement; (iii) any Effect that results from changes in general economic, business conditions, acts of war or terrorism or other force majeure events; (iv) any Effect that results from changes affecting the industry in which the Parent or Buyer operates generally; (v) any Effect that results from the failure by the Parent or Buyer to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance for any period; (vi) any Effect that results from any action required to be taken under applicable Law; and (vii) any Effect that results from any change in accounting principles or requirements or change in applicable Law, or the interpretation or enforcement thereof; provided, further, that any Loss that is cured prior to the Closing Date shall not be considered a Parent Material Adverse Effect.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Prohibited Transaction” has the meaning set forth in ERISA § 406 and Code § 4975.
“Real Property” means, collectively, (i) Leased Real Property, and (ii) Owned Real Property.
“Real Property Closing Documents” means those closing documents referenced in Section 3.2(a)(xi) and Section 3.2(a)(xii) below.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Shares” has the meaning set forth in the Recitals.
“Stock Certificate” means the stock certificate evidencing ownership of the Shares.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means all U.S. federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Treasury Regulations” means the regulations promulgated under the Code, as amended and in effect from time to time.
“Transaction Documents” means this Agreement, Stock Certificates, Resignations, Transition Services Agreement, Officer’s Certificate, Seller Bring Down Certificate, Buyer Bring Down Certificate, Lock-up Agreement, Promissory Notes, Pledge Agreement and Real Estate Closing Documents.
Article II.
Purchase and sale
Section i.Purchase and Sale
. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.2 below.
Section ii.Purchase Price
Section iii.. The aggregate Purchase Price shall be Sixty Million and 00/100 Dollars ($60,000,000.00) (the “Purchase Price”), and shall be payable in accordance with this Section 2.2.

(1)Initial Payment. An amount equal to Five Million and 00/100 Dollars ($5,000,000.00) (the “Initial Payment”), shall be paid by Buyer to Seller upon the execution of this Agreement by wire transfer of immediately available funds. The Initial Payment is non-refundable to Buyer except in the event of a termination in accordance with Section 9.1(b) hereof.
(2)Payment of Purchase Price. Buyer shall deliver to Seller the remainder of the Purchase Price as follows:
(i)An amount equal to Twenty Million and 00/100 Dollars ($20,000,000.00) (the “Subsequent Payment”) on Closing (as hereinafter defined) by wire transfer of immediately available funds;
(ii)Common shares of Parent worth Seven Million and 00/100 Dollars ($7,000,000) (the “RWB Shares”) based on a price per share that is the lesser of the five trading day volume weighted average trading price (“VWAP”) of the RWB Shares on the CSE as of the date immediately preceding the Effective Date and the five trading day VWAP of the RWB Shares on the CSE as of the date immediately preceding the Closing Date, in either case subject to a minimum price of Cdn. $1.25. The RWB Shares issued to Seller shall be subject to the terms of a lock-up agreement to be entered into by Seller and Parent in the form attached hereto as Exhibit A (the “Lock-Up Agreement”);
(iii)A promissory note in the principal amount of Ten Million and 00/100 Dollars ($10,000,000.00) to be issued by Buyer to Seller in the form attached hereto as Exhibit B (the “7-Month Note”); and
(iv)A promissory note in the principal amount of Eighteen Million and 00/100 Dollars ($18,000,000.00) to be issued by Buyer to Seller in the form attached hereto as Exhibit C (the “13-Month Note” and together with the 7-Month Note, the “Promissory Notes”).
1.Parent Guaranty. Parent hereby guarantees to Seller the full, prompt and unconditional payment when due (whether at maturity, by acceleration or otherwise) of all obligations under the Promissory Notes and any other obligations of Buyer under this Agreement, including, without limitation, all indemnification obligations set forth in Article VII. This guaranty is an absolute, unconditional, irrevocable and continuing guaranty of the full and punctual payment and performance of the Buyer’s obligations under the Promissory Notes and this Agreement and not of their collectability only and is in no way conditioned upon any requirement that the Seller first attempt to collect any of the obligations under the Promissory Notes or this Agreement from Buyer or resort to any security or other means of obtaining their payment. Should Buyer default in the payment or performance of any of the obligations under the Promissory Notes or this Agreement, the obligations of Parent as guarantor hereunder shall become immediately due and payable to the Seller, without demand or notice of any nature, all of which are expressly waived by Parent.
Article III.
CLOSING
a.Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as practicable, but no later than three (3) Business Days after the satisfaction or waiver of each of the conditions set forth in Section 8.1 and Section 8.2 hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction thereof at the Closing) provided such date is no earlier than April 15, 2021 or at such other time as the parties hereto agree in writing (such date on which the Closing shall occur, the “Closing Date”). The Closing shall take place via the transmission to the respective offices of legal counsel for the parties via e-mail in portable document format (.pdf) with due confirmation of all requisite Transaction Documents (including but not limited to those Closing deliveries described at Section 3.2 below) duly executed where requested, or at such other place as may be mutually agreed upon by the parties hereto in writing.
b.Closing Deliveries. At Closing, the respective parties shall take the following actions:
2.Documents to be Provided by Seller: Seller agrees to deliver the following documents to Buyer, in the form and substance reasonably satisfactory to Buyer, duly executed as appropriate:
(i)Stock Certificates. Seller shall deliver to Buyer the Stock Certificates duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto, such that Buyer will own one hundred percent (100%) of the Shares of the Company (the “Stock Certificates”);
(ii)Resignations. The written resignation of those certain individuals designated by Buyer to Seller in writing at least two (2) Business Days prior to Closing, in the form attached hereto as Exhibit D (the “Resignations”);
(iii)Transition Services Agreement. In order to ensure an orderly transition of the Business to Buyer, Seller shall have delivered to the Buyer a Transition Services Agreement in such form as mutually agreed by the parties, acting reasonably (the “Transition Services Agreement”);
(iv)Transaction Documents. All other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to this Agreement;
(v)Bring Down Certificate. The Seller Bring Down Certificate (as hereinafter defined);
(vi)Officer’s Certificate. A certificate from an officer of the Company certifying as to correct and complete copies of (a) the Company’s Articles of Incorporation and Bylaws, and (b) unanimous joint resolutions of the board of directors and stockholders of the Company authorizing the taking of any and all actions reasonably necessary to consummate the transactions contemplated hereunder;
(vii)Release of Encumbrances. All documentation necessary to release all Encumbrances, if any, on the Shares and on the MMTC License, including, as applicable, executed payoff letters required to release any such encumbrances, in a form and substance reasonably satisfactory to Buyer;
(viii)Good Standing Certificate. A good standing certificate of the Company from its jurisdiction of organization dated as of a recent date prior to Closing;
(ix)Estoppel Certificates. Estoppel certificates from each landlord under each of the Leases (collectively, the “Landlords”), each in form and substance reasonably acceptable to Buyer;

(x)FIRPTA. Seller shall deliver to Buyer a certificate, dated as of the Closing Date and in form and substance reasonably acceptable to Buyer, duly completed pursuant to Sections 1445 of the Code and the Treasury Regulations promulgated thereunder, certifying that Seller is not a “foreign person” within the meaning of Sections 1445 of the Code;
(xi)Owned Real Property. With respect to the Owned Real Property, Seller shall deliver to Buyer (or a designated Affiliate of Buyer) the following documents; provided, however, that Seller’s failure to deliver any such document shall not constitute a Material Adverse Effect, an event of default under this Agreement, nor shall any such failure give Buyer the right to terminate this Agreement or refuse to close the transactions contemplated by this Agreement:
a.Deed. A warranty deed in substantially the form prescribed by Section 689.02 of Florida Statutes, duly executed and acknowledged by Seller and in proper form for recording, conveying the Owned Real Property to Buyer (the “Deed”), subject only to (i) building and zoning laws, ordinances and state and federal regulations governing use or enjoyment of the Property, (ii) matters affecting title created by or with the consent of Buyer, (iii) liens to secure taxes and assessments not yet due and payable, (iv) matters that would be revealed by a current survey of the Property and (v) those matters accepted by Buyer during the Real Property Inspection Period (“Permitted Exceptions”);
b.Title Affidavit. A Title Affidavit in the form required by the title company;
c.Survey Affidavit. A Survey Affidavit of No Change in a form sufficient for the title company to delete the standard survey exception;
d.Assignment. An assignment of all contract rights, guarantees, warrantees, causes of action, claims, leases, surveys, plans, reports, licenses and permits relating to the Owned Real Property, together with copies of all such documentation, if Seller is in possession of same;
e.Sales Tax Certificate. A sales tax clearance letter from the Florida Department of Revenue related to the payment of all sales taxes for rentals of the Owned Real Property;
f.Resolutions. Such resolutions, authorizations, bylaws, operating agreements or other corporate and/or partnership documents or agreements relating to Seller as shall be reasonably required by title company to satisfy the Schedule B-I requirements regarding due formation and authorization in connection with the sale of the Owned Real Property; and
g.Other Documents. Such other documents, agreements, settlement statements and certificates which may be reasonably required by Title Company and are customarily required by a title company doing business in Baker County, Florida.
(xii)Leased Real Property. With respect to the Leased Real Property, Seller shall deliver to Buyer (or a designated Affiliate of Buyer) the following documents:

h.Assignment of Lease. An Assignment of Lease, assigning all of Seller’s rights as tenant under the Lease, including a consent of Landlord, if required;
i.Assignment of Contracts. An assignment of all contract rights, guarantees, warrantees, causes of action, claims, leases, surveys, plans, reports, licenses and permits relating to the Leased Real Property, together with copies of all such documentation; and
j.Sales Tax Certificate. A sales tax clearance letter from the Florida Department of Revenue related to the payment of all sales taxes for rentals of the Leased Real Property.
(xiii)Other Documents. Such other documents as Buyer and Parent may reasonably request, from time to time, to conclude and carry out the sale, conveyance, transfer and assignment of Seller’s rights in and to the Shares and to conclude the other transactions contemplated under this Agreement.
3.Documents to be Provided by Buyer and Parent: Each of Buyer and Parent, as the case may be, agrees to deliver the following documents, in the form and substance reasonably satisfactory to Seller, duly executed as appropriate:
(xiv)Payment of Purchase Price. The Purchase Price in the amount and form as required by Section 2.2 above including:
a.The Subsequent Payment;
b.A stock certificate or direct registration statement issued by Parent to Seller representing the RWB Shares; and;
c.The certificates representing the 7-Month Note and the 13-Month Note.
(xv)Transaction Documents. The Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer or Parent, as the case may be, at or prior to the Closing pursuant to this Agreement;
(xvi)Bring-Down Certificate. The Buyer Bring Down Certificate (as hereinafter defined);
(xvii)Owned Real Property. With respect to the Owned Real Property, Buyer shall deliver to Seller or to the title company the following documents:
d.Title Affidavit. A Title Affidavit in the form required by the title company;
e.Assignment. A counterpart of the assignment of all contract rights, guarantees, warrantees, causes of action, claims, leases, surveys, plans, reports, licenses and permits relating to the Real Property.
f.Resolutions. Such resolutions, authorizations, bylaws, operating agreements or other corporate and/or partnership documents or agreements relating to Buyer as shall be reasonably required by the title company in connection with this transaction.
g.Other Documents. Other documents, agreements, settlement statements and certificates which may be reasonably required by the title company and are customarily required by a title company doing business in Baker County, Florida.
(xviii)Pledge Agreement. A pledge agreement prepared in connection with the Promissory Notes in the form attached hereto as Exhibit E (the “Pledge Agreement”), duly executed by Buyer; and
(xix)Other Documents. Such other documents as Seller may reasonably request to from time to time, to conclude and carry out the sale, conveyance, transfer and assignment of Seller’s rights in and to the Shares and to conclude the other transactions contemplated under this Agreement.
Article IV.
Representations and warranties of seller
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules attached hereto as Exhibit F, Seller represents and warrants to Buyer and Parent as follows:
c.Authority of Seller
. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and by principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms except to the extent that enforceability may be limited by the Enforceability Exceptions.
d.Organization, Authority and Qualification of Company
. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its Business as currently conducted. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. Section 4.2 of the Disclosure Schedules lists the board of directors, shareholders and officers, as the case may be, of the Company. Seller has made available to Buyer copies of all Organizational Documents, the minute book, and equity record books for the Company, each of which is correct and complete. The Company is not in default under or in violation of any provision of its Organizational Documents.
e.Capitalization

4.The authorized capital stock of the Company consists of 600 shares of common stock, par value of $0.01 per share, of which 198 shares are issued and outstanding and constitute all of the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.
5.All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.
6.There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.
f.No Subsidiaries
; No Other Arrangements. The Company does not have an ownership interest in any other Person and there is no joint venture, partnership, or other similar arrangement involving the Company, the Shares, the MMTC License, any other assets, other than the MMTC License, material to the Business in any way (“Other Assets”).
g.No Conflicts; Consents
. Except as set forth on Section 4.5 of the Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other Organizational Documents of the Company; (b) conflict with or result in a violation or breach in any respect of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) require the consent, notice or other action by any Person under any Material Contract to which Seller or the Company is a party; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. Except as set forth on Section 4.5 of the Disclosure Schedules and for the DOH’s final, irrevocable, written, signed approval of Buyer as the owner of the Company and operator of the MMTC License (the “Ownership Approval”), no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Neither Seller nor the Company has received any written or oral notice from any Governmental Authority indicating that such Governmental Authority would oppose or not promptly grant or issue its consent or approval, if requested, with respect the Transaction Documents or any of the transactions contemplated thereunder.
h.Financial Statements
. Attached hereto as Section 4.6 to the Disclosure Schedules are true, correct and complete copies of: (a) the audited balance sheets of the Company as of December 31, 2019 and the related statements of income and cash flows for the twelve-month periods then ended, as reviewed by the Company’s independent accountants; and (b) the internal and unaudited balance sheet of the Company as of December 31, 2020 (the “Most Recent Balance Sheet”), and the related internal and unaudited statement of income for the twelve (12) month period then ended. The financial statements described in clauses (a) and (b) above are collectively referred to herein as the “Financial Statements”. Except as set forth on Section 4.6, the Financial Statements: (x) have been prepared in accordance with U.S. GAAP, consistently applied throughout the periods indicated, and (y) fairly and accurately present in all respects the financial condition of the Company and the operating results and cash flows of the Company, in each case as of the applicable dates or for the applicable periods; provided however, the unaudited Financial Statements do not contain all notes required under U.S. GAAP and are subject to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material).
i.Undisclosed Liabilities
; Absence of Changes. Except as set forth on Section 4.7 of the Disclosure Schedules and liabilities reflected or reserved against on the Most Recent Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, the Company has no material liabilities, obligations, warranty claims or commitments of any nature required to be disclosed in a balance sheet prepared in accordance with U.S. GAAP (“Liabilities”). The Company is not a guarantor or otherwise responsible for liabilities or obligations of any other Person. Since the date of the Most Recent Balance Sheet, there has been no Material Adverse Effect and the Company has not:
7.entered into any Contract (or series of related Contracts) with any Person or created new Liabilities, except for Liabilities in the Ordinary Course of Business;
8.issued any Debt, created, incurred, assumed or guaranteed any Debt, or made any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or granted any waiver of any right of the Company under, any Debt of or owing to the Company;
9.adopted any employee benefit plan;
10.made any loans or advances to any Person;
11.authorized or effected any declaration or payment of any distributions or dividends on or in respect of any ownership interest of the Company or redeemed, purchased, or otherwise acquired any other ownership interest;
12.transferred, assigned, sold, or otherwise disposed of any of the assets shown or reflected in the Most Recent Balance Sheet, except in the Ordinary Course of Business;
13.transferred, assigned, or granted to any Person any right, title, or interest (including, but not limited to, future rights or interests) in or to the Company, the MMTC License, or the Business, or any current or future asset of the Company;
14.made any capital investment in, or any loan or commitment to, any other Person;
15.made any capital expenditures;
16.adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy law or consented to the filing of any bankruptcy petition against it under any similar Law;

17.purchased, leased, or otherwise acquired the right to own, use, license, or lease any personal or real property, except, with regard to personal property, in the Ordinary Course of Business;
18.acquired by merger or consolidation with, or by purchase of a substantial portion of the assets, stock, or other equity of, or by any other manner, any business or any Person or any division thereof; or
19.taken or intentionally omitted to take any action which could be reasonably anticipated to have a Material Adverse Effect
j.Contracts.
20.Section 4.8(a) of the Disclosure Schedules lists the following Contracts which are currently in effect (i) each Contract with any customer or supplier involving aggregate consideration (cash and non-cash consideration) in excess of Fifty Thousand and 00/100 Dollars ($50,000) per annum; (ii) each lease, rental, or occupancy agreement, license or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property in excess of Fifty Thousand and 00/100 Dollars ($50,000) per annum; (iii) each Contract for Debt in excess of Fifty Thousand and 00/100 Dollars ($50,000); (iv) each Contract containing any covenant that purports to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business, compete with any Person, or solicit any Person to enter into a financial or business relationship; (v) each power of attorney; (vi) each Contract providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement; (vii) each Contract with any labor union, labor organization, or trust fund; (viii) each bonus, pension, profit sharing, retirement, or other deferred compensation plan or practice, whether formal or informal; (ix) each severance agreement or arrangement; (x) each Contract under which the Company has advanced or loaned money to any other Person; (xi) each franchise or license agreement; (xii) each dealership, vendor, manufacturing, or service center agreement; (xiii) each Contract with the Seller or any Affiliate of the Seller; (xiv) any settlement, conciliation, leniency, or similar agreement; (xv) each Contract with any employee, consultant or individual independent contractor providing annual base compensation (including of cash and non-cash compensation) in excess of Fifty Thousand and 00/100 Dollars ($50,000); and (xvi) each confidentiality agreement and non-disclosure agreement (collectively, the “Material Contracts”).
For purposes of this Section 4.8(a), “currently in effect” means that, on the Effective Date the term (duration) of the Contract has not yet expired or terminated.
21.Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any written notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.
k.Title to Assets; Real Property.
22.The Company does not own any Real Property.

23.Other than the Owned Real Property, Seller does not own any Real Property. All Owned Real Property is free and clear of all Encumbrances, including any Leases, except for the following (collectively, the “Permitted Encumbrances”): Liens for Taxes not yet due and payable on the Owned Real Property.
24.The Company has a valid leasehold interest in all real property leased by the Company (“Leased Real Property”), and all personal property and all other assets leased by the Company. All such properties and assets owned or leased by the Company (including leasehold interests) are free and clear of all Encumbrances.
25.Section 4.9(c) of the Disclosure Schedules lists (i) a true and complete list of all leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) of Leased Real Property (including the date and name of the parties to such lease or license document) (each a “Lease” and collectively the “Leases”), (ii) the street address of the Leased Real Property (collectively, the “Business Locations”); and (iii) all current uses of such Leased Real Property. To the extent such documents are in the possession of the Company or Seller, Seller has delivered or made available to Buyer true, complete and correct copies of the deeds (including Landlord vesting deeds) and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, title commitments, title opinions, abstracts or surveys. Except with respect to the illegality of cannabis under United States federal Law, the use and operation of the Real Property in the conduct of the Company’s Business do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement.
26.With respect to each of the Leases: (i) assuming the enforceability of such Lease against the other party thereto, such Lease is a legal, valid, binding, enforceable obligation of the Company and is in full force and effect; (ii) except as otherwise set forth on Schedule 4.5, the transactions set forth in this Agreement do not require the consent of any other party to such Lease and, assuming such consents listed on Schedule 4.5 are obtained, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, except as limited by the Enforceability Exceptions; (iii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease is not being disturbed by Landlord in any way, and there are no material disputes with respect to such Lease; (iv) except as otherwise set forth on Schedule 4.9(d), the Company, and, to Seller’s Knowledge, each other party to the Lease, is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent by the Landlord under such Lease; (v) no security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full and any security deposit is listed on Schedule 4.9(b); (vi) as of the date hereof, the Company does not owe, nor does it have any contractual obligation to pay in the future, any brokerage commissions or finder’s fees with respect to such Lease; (vii) except as set forth on Schedule 4.9(b), the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company; (viii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (ix) the Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (x) all rent has been paid by the Company pursuant to the rent schedule set forth in each Lease, and no rent has been abated or deferred, except as otherwise set forth in each Lease.

27.Neither Seller, the Company, nor to Seller’s Knowledge any of the Landlords, have received any notice from any Governmental Authority that the Company’s operation is not permitted for operation, and Seller is not otherwise aware of any pending or anticipated special assessments from any Governmental Authority.
28.Except as set forth on Section 4.9(f) of the Disclosure Schedules, there is no litigation, proceeding, claim or investigation, pending or, to Seller’s Knowledge, threatened, which at or after Closing, would materially adversely affect the Real Property. There are no Actions pending nor, to Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. Seller has not received a notice that any governmental authority may commence eminent domain, condemnation, special taxing district or rezoning proceedings affecting the Real Property.
29.The Company has not entered into any leases, subleases, licenses, concessions, agreements to defer or abate rent payments, or other agreements, written or oral, granting to any party the right of use or occupancy of any portion of the Real Property.
l.Condition and Sufficiency of Assets
. Except as set forth in Section 4.10 of the Disclosure Schedules, the furniture and all items of tangible personal property of the Company are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put, and to Seller’s Knowledge none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. All assets of the Company and its Affiliates located at the Business Locations are owned by the Company and will continue to be owned by the Company following Closing.
m.Insurance
. Section 4.11 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, Business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Neither Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid prior to Closing in accordance with the payment terms of each Insurance Policy. Except as disclosed in Section 4.11 of the Disclosure Schedules, the Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. To Seller’s Knowledge, all such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the Business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. To Seller’s Knowledge, neither Seller nor any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance in all respects with all applicable Laws and Contracts to which the Company is a party or by which it is bound.
n.Legal Proceedings; Governmental Orders; Contracts.

30.Except as set forth on Section 4.12 of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened: (a) against or by the Company (or by or against Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
31.There are no outstanding Governmental Orders and no outstanding and unsatisfied judgments, injunctions, decrees, penalties or awards against or affecting the Company or any of its properties or assets.
32.There are no settlement or conciliation agreements to which Seller or the Company is bound relating to the Company or its assets.
33.There are no Contracts to which the Company or Seller is a party or otherwise bound that, in any case, could reasonably be expected to prevent, interfere with, or materially delay the consummation of the transactions contemplated by, or affect the enforceability of, the Transaction Documents.
o.Compliance with Laws; Permits.
34.Excepting only the federal Controlled Substances Act, 21 U.S.C. § 812(b), the Company has complied in all material respects, and is now complying in all material respects, with all Laws applicable to it or its Business, properties, or assets, including the MMTC License.
35.All Permits required for the Company to conduct its Business, including the MMTC License and a Florida Certificate of Nursery Registration, have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.13(b) of the Disclosure Schedules lists all: (i) current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration; and (ii) DOH letters received by the Company granting cultivation, processing and dispensing authorization. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.13(b) of the Disclosure Schedules, or a breach or default of any Law applicable to any such Permit.
36.Other than the Company, no Person has any present or future right, title, or interest in or to the MMTC License.
37.The MMTC License has been owned, held, possessed, and exploited in compliance in all respects with all Laws, Governmental Orders, and Permits applicable to the MMTC License. To the Knowledge of Seller, none of the Seller, the Company, or any of their respective Affiliates, nor any director, manager, partner, officer, employee, or contractor of any of the foregoing, are in violation of any term of the MMTC License or any Law or Governmental Order applicable to the MMTC License, and none has received written notice of any pending or threatened proceeding or other action from any Governmental Authority or third-party alleging that any of their operations or activities or any of them are in violation of the MMTC License or any Law applicable to the MMTC License.
38.Subject to the Ownership Approval, neither the MMTC License nor any of the Company’s other Permits will be cancelled, revoked, suspended, limited, impaired, refused renewal,

subject to penalty, or otherwise adversely affected by the consummation of the transactions contemplated in the Transaction Documents.
39.The Company has not (i) recalled any of its products, (ii) suspended, discontinued growing or manufacturing (including contract growing or manufacturing by or for others) or distribution of any of their products after inquiry or investigation of any Governmental Authority, or (iii) received any written notice from any other Governmental Authority that it has commenced any action to enforce any Law or Governmental Order, request or order a recall of, any of its products, or commenced or proposed or threatened to commence, any action to seize, enjoin or place restrictions on the production or distribution of any of its products.
p.Environmental Matters.
40.The Company has not, and Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
41.There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or assets of the Company or any Real Property currently or formerly owned, operated or leased by the Company, and neither the Company nor Seller has received an Environmental Notice that any Real Property currently or formerly owned, operated or leased in connection with the Business of the Company (including soils, groundwater, surface water, buildings, tanks, pumps, and other structures located on any Real Property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or the Company.
42.To the Knowledge of Seller, there are no: (i) active or abandoned aboveground or underground storage tanks owned or operated by the Company; and (ii) above ground or underground storage tanks have been removed from the Real Property.
43.Neither Seller nor the Company have retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under any Environmental Law.
44.Seller has provided or otherwise made available to Buyer and listed in Section 4.14(e) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of Seller or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance in all material respects with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

q.Taxes.
45.All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.
46.The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
47.No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
48.No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.
49.The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Closing Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements by more than $1,000. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
50.All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid. The Company is not a party to any Action by any taxing authority. There are no pending threatened Actions by any taxing authority.
51.Seller has made available to Buyer copies of all U.S. federal, state, local and foreign income, franchise, sales and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after January 1, 2019.
52.There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.
53.The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.
54.No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.
55.The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

56.Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.
57.The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
58.The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
r.Books and Records
. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with past practice.
s.Brokers
. Except as set forth on Section 4.17 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.
t.Employees.
1. Section 4.18(a) of the Disclosure Schedules contains a list of all Persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate, salary or contract fee; (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such individual as of the date hereof; (vii) primary work location; (viii) status as full-time or part-time; (ix) whether the individual is on a leave of absence; and (x) classification of exempt or non-exempt under the Fair Labor Standards Act and applicable state law. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.
1.The Company is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.
2.The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees,

consultants and independent contractors of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, Tax withholding, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws; and the Company does not have, or has not ever had, any liability to provide benefits with respect to any contractors. The Company is in compliance in all material respects with and has complied in all material respects with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against the Company pending, or to the Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.
3.Except as set forth at Section 4.18(d) of the Disclosure Schedules there are no: (i) employment contracts or severance agreements with any employees of Company; and (ii) written personnel policies, rules or procedures applicable to the employees of Company. The employment relationship between the Company and each employee of the Company is “at-will” and either the Company or the employee may terminate the employment relationship at any time for any reason or with or without notice. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any material payment (including, without limitation, severance, bonus, or change in control becoming due to any employee of the Company under any agreement or understanding, whether written or verbal). True and correct copies of all such documents have been provided to Buyer prior the date of this Agreement.
4.No workplace accidents, injuries, or exposures to one or more recognized hazards were experienced by any Person while employed or engaged by the Company.
5.The Company is not nor has it been alleged to be a joint or related employer with any Person.
6.No employee of the Company is a party to any employment contract, invention assignment agreement, patent disclosure agreement, non competition agreement, non-solicitation agreement, or any restrictive covenant agreement of any kind with Seller or the Company. To Seller’s Knowledge, no employee of the Company is a party to any employment contract, invention assignment agreement, patent disclosure agreement, noncompetition agreement, non-solicitation agreement, or any restrictive covenant agreement of any kind with any other party that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Company's Business, in each case either before or after the Closing Date. To Seller’s Knowledge, no employee is in violation of any term of any employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the Business conducted by the Company or to the use of trade secrets or proprietary information of others

u.Employee Benefits.
7.Section 4.19 of the Disclosure Schedules lists each Employee Benefit Plan that the Company maintains, to which the Company contributes or has any obligation to contribute, or with respect to which the Company has any Liability (collectively, referred hereinafter as “each such Employee Benefit Plan”).
8.Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects, in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.
9.All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have in all material respects been met with respect to each such Employee Benefit Plan and each such Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.
10.All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments due to be paid for all periods ending on or before the Closing Date have been paid or accrued with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.
11.Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code § 401(a) has received a determination letter (or is entitled to rely upon a prototype opinion letter) from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and Seller is not aware of any fact or circumstance that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.
12.There have been no Prohibited Transactions with respect to each such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. To Seller’s Knowledge no Fiduciary has any Liability for breach of fiduciary duty under ERISA or any other failure under ERISA to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to Seller’s Knowledge, threatened. To the Knowledge of Seller, there is no basis for any such action, suit, proceeding, hearing, or investigation.
13.Seller has made available to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, to the extent applicable, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.
14.No Employee Benefit Plan is a Multiemployer Plan or other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and neither the Company, nor any

ERISA Affiliate has sponsored or contributed to or been required to contribute to a multiemployer pension plan or other pension plan subject to Title IV of ERISA. No Liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company of incurring or being subject (whether primarily, jointly or secondarily) to any Liability thereunder. None of the assets of the Company is, or may reasonably be expected to become, the subject of any Lien arising under ERISA or Section 412(n) of the Code.
15.The Company has not participated in any voluntary compliance or self-correction program established by the IRS under the Employee Plans Compliance Resolution System or entered into a closing agreement with the IRS with respect to the form or operation of any Benefit Plan, in the past three years.
16.The Company has not granted, nor is the Company a party to any Contract that grants, any compensation, equity award or bonus that could be deemed "deferred compensation" within the meaning of Section 409A of the Code, and neither the Company nor any Subsidiary has any Liability to make any payments or issue any equity award or bonus that could be deemed "deferred compensation" within the meaning of Section 409A of the Code other than as disclosed.
17.No Benefit Plan is or has been funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
18.Except as required by the continuation coverage requirements of COBRA, the Company does not provide health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, and the Company is not obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.
v.Guaranties. Company is not a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person. Seller is not a guarantor or otherwise liable for any Liability (including indebtedness) or Contract of the Company.
w.Intellectual Property. The Company has no Company IP.
x.Investment Purpose. Seller is acquiring the RWB Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Seller acknowledges that the offer and sale of the RWB Shares have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and that the RWB Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Seller is able to bear the economic risk of holding the RWB Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
y.Owned Real Property.
19.Binding Agreement. No other actions or proceedings are or will be required to be taken by Seller or any other person or entity, public or private, to make this Agreement a valid and binding obligation of Seller, to fully authorize the transaction contemplated by this Agreement and upon consummation of the transaction contemplated by this Agreement to (i) vest fee simple title to the Owned Real Property in Buyer and (ii) vest the leasehold interest to the Leased Real Property in Buyer, each free and clear of all liens, encumbrances, security interests and adverse claims, except as expressly approved by Buyer during the Real Property Inspection Period.
20.Litigation and Government Proceedings. There is no litigation, proceeding (eminent domain, rezoning, building moratorium or otherwise), claim, investigation, notice of charge or deficiency pending or, to Seller’s Knowledge, threatened against Seller or the Real Property, nor does Seller know or have reason to know any basis for any such action, which might adversely affect the Real Property.
21.Title. Seller owns marketable fee title to the Owned Real Property.
22.Access. Seller has not received notice of any, nor to Seller’s Knowledge, are no plans, studies or efforts by any governmental agency to widen, modify or realign any street or highway providing access to the Owned Real Property and the Owned Real Property is directly contiguous to and has direct access to one or more public streets pursuant to an access easement from the owner of the adjacent property.
23.Assessments. To Seller’s Knowledge, there are no intended public improvements or special assessments affecting the Owned Real Property which will result in any charge being levied or assessed against it or in the creation of any lien against it.
24.Rights of Occupancy. Seller has not entered into any, nor to Seller’s Knowledge are there any, rights of use or occupancy for any portion of the Owned Real Property now in effect or to come into effect other than as owned by Seller, and Seller shall not enter into, extend, or renew any lease agreement covering any space in or on the Owned Real Property without the prior written approval of Buyer, which approval may be withheld in Buyer’s sole discretion.
25.No Contracts. There are no leases, contracts, unrecorded easements, covenants or restrictions of any kind or description or possessory rights of others affecting the Owned Real Property that will survive the Closing Date (except for typical utility service), and, to the actual Knowledge of Seller, no contract affecting the Owned Real Property is in default. To the extent that Buyer desires to assume any assignable contract affecting the Owned Real Property on the Closing Date, Buyer shall notify Seller at least ten (10) days prior to the Closing Date and Seller shall, to the extent feasible, cooperate with Buyer to assign such contracts to Buyer on the Closing Date.
26.No Other Offers. Seller has not entered into any other contracts for the sale of the Owned Real Property which are still in force and effect, nor are there any rights of first refusal, rights of first offer or options to purchase the Owned Real Property or any other rights of others regarding the Owned Real Property.
27.Notice of Default Under Recorded Documents. Seller has not received notice of any uncured default under any recorded documents affecting the Real Property.
28.No Proceedings. No civil or criminal governmental, administrative, or private lawsuit or proceeding regarding the environmental, health or safety aspects of the Owned Real Property is pending or, to Seller’s Knowledge, proposed, threatened or anticipated with respect to Seller, or with respect to any other matter affecting the Owned Real Property or the operation thereof.

29.No Hazardous Substances. The Owned Real Property have not been used during Seller’s ownership thereof nor to Seller’s Knowledge prior to Seller’s ownership, to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process any regulatory quantities of Hazardous Substances.
30.Tax Compliance. No later than twenty (20) days prior to the Closing Date, Seller shall apply for a Certificate of Compliance with the Florida Department of Revenue (“DOR”) showing that Seller has paid all required taxes due to DOR with respect to the Real Property (including, but not limited to, payment of all local and state sales taxes due on lease rent) (the “Tax Certificate”). Within two (2) business days of Seller’s receipt of the Tax Certificate, Seller shall provide Buyer with the Tax Certificate evidencing no outstanding taxes owing to DOR and any other related correspondence indicating the last date through which Florida sales tax returns (“Form DR-15”) have been filed with the DOR. On or prior to the Closing Date, Seller shall (i) remit to the DOR any outstanding sales tax amounts set forth in any such DOR response letter together with all other tax due to the DOR as of the Closing Date, and (ii) file with the DOR a final Form DR-15 with respect thereto. Notwithstanding anything to the contrary in this Agreement, nothing herein shall relieve Seller from being obligated to pay for any and all taxes (and penalties or fees due in connection therewith) due from Seller to the DOR or the State of Florida prior to Closing (“Pre-Closing Florida Tax Obligation”) and Seller shall indemnify Buyer for any liabilities incurred by Buyer as a result of Seller to fail to pay for any Pre-Closing Florida Tax Obligation. The provisions of this paragraph shall survive Closing.
Article V.
Representations and warranties of Buyer AND PARENT
Each of Buyer and Parent represents and warrants to Seller as follows:
z.Authority
. Each of Buyer and Parent has full power and authority to enter into this Agreement and the other Transaction Documents to which Buyer and Parent is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and Parent, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes a legal, valid and binding obligation of Buyer and Parent enforceable against the Buyer and Parent in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions. When each other Transaction Document to which Buyer or Parent is or will be a party has been duly executed and delivered by Buyer or Parent (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer or Parent enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.
aa.No Conflicts; Consents
. The execution, delivery and performance by Buyer and Parent of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or Parent; or (b) require the consent, notice or other action by any Person under any Contract to which Buyer or Parent is a party. Other than as may be required by the CSE in respect of Parent, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or Parent in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
ab.Investment Purpose
. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the offer and sale of the Shares have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
ac.Brokers
. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer or Parent.
ad.Status
. There is no litigation, proceeding, claim or investigation, pending or threatened, which at or after Closing, would adversely affect Buyer’s or Parent’s ability to complete the transactions contemplated by this Agreement.
ae.Reporting Issuer Status and Listing. The Parent is a “reporting issuer” as that term is defined in the applicable securities Laws in British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland (the “Reporting Jurisdictions”), and is not in default of the requirements of such Laws and rules established pursuant thereto or the policies and requirements of the CSE or any of the Canadian Securities Administrators. The issued and outstanding common shares of the Parent (the “Parent Common Shares”) are listed and posted for trading on the CSE, and neither the Parent nor its subsidiaries has taken any action which would be reasonably expected to result in the delisting or suspension of the Parent Common Shares on or from the CSE.
af.Continuous Disclosure. The Parent currently, and since the date the Parent became a “reporting issuer” for purposes of applicable Canadian provincial securities Laws in the Reporting Jurisdictions, is in material compliance with the timely and continuous disclosure obligations under all applicable securities laws in the Reporting Jurisdictions in all material respects and, without limiting the generality of the foregoing, there has not occurred any Parent Material Adverse Effect which has not been publicly disclosed on a non-confidential basis and all the statements set forth in the documents and reports filed by the Parent that are publicly available on SEDAR are true, correct, and complete in all material respects and do not contain any misrepresentation (as defined in the Securities Act (British Columbia)) as of the date of such statements and the Parent has not filed any confidential material change reports.
ag.No Cease Trade. No order preventing, ceasing or suspending trading in any securities of the Parent or prohibiting the issue and sale of securities by the Parent has been issued and no proceedings for any of such purposes have been instituted or are pending or, to the knowledge of the Parent, are contemplated or threatened.

ah.Authorized and Issued Capital. The authorized capital of the Parent consists of an unlimited number of common shares and an unlimited number of Preferred Shares without par value, of which an unlimited number are designated as Series 1 Convertible Preferred Shares and an unlimited number are designated as Series 2 Convertible Preferred Shares of which, on the close of business of the date that is one day prior to the execution and delivery of this Agreement, 197,072,331 common shares, 3,181,250 Series 1 Convertible Preferred Shares and 114,785,889 Series 2 Convertible Preferred Shares are outstanding (the “Parent Shares”). All of the presently issued and outstanding Parent Shares have been validly allotted and issued and are outstanding as fully paid shares. Except as set forth on Schedule 5.9, no Person has or will have any Contract or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a Contract or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase from the Parent of any Parent Shares (or any securities convertible or exchangeable into Parent Shares) or for the subscription, allotment or issuance of any unissued securities in the capital of the Parent, other than as disclosed or as will be disclosed in the Parent’s publicly available continuous disclosure documents. The Parent will provide to the Seller an update, as of close of business of the day immediately preceding the Closing, to the representations contained in this Section 5.9, which update shall be set forth in Schedule 5.9.
ai.Issuance of the RWB Shares. Upon the issuance thereof, the RWB Shares will be (i) duly authorized, validly issued and outstanding and fully paid nonassessable shares in the capital of the Parent, and (ii) not subject to any resale restrictions (other than restrictions pursuant to applicable United States federal and state securities laws and the Lock-up Agreements), and (iii) will be listed and posted for trading on the CSE.
Section 5.11    Distribution of the RWB Shares.
(a)    The Parent’s distribution of the RWB Shares to the Seller is not a “distribution made from British Columbia” as described in BC Instrument 72-702.
(b)    The Parent’s distribution of the RWB Shares to the Seller will be made from Ontario for purposes of applicable securities laws, in reliance on Section 2.3 of Ontario Securities Commission Rule 72-503.
Article VI.
Tax matters
aj.Straddle Period
. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
ak.Responsibility for Filing Tax Returns.
31.The Company shall prepare and timely file all Tax Returns of the Company required to be filed on or prior to the Closing Date (giving effect to valid filing extensions), and shall timely pay all Taxes due with respect to such Tax Returns; provided, however, that prior to filing any such income Tax Returns or paying any income Taxes, the Company shall consult with Buyer in good faith with respect to such income Tax Returns and Taxes and shall provide Buyer with drafts of such income Tax Returns (together with the relevant back-up information upon request) and a statement of Taxes owed in connection with the filing of such income Tax Returns at least twenty (20) days prior to the due date for filing such income Tax Returns. The Buyer shall be entitled to review and comment on any such income Tax Return before it is filed. The Company shall make any changes reasonably requested by the Buyer, provided such changes are requested no later than ten (10) days prior to the due date for filing any such income Tax Return. All Tax Returns of the Company that are filed, and all Taxes that are paid, prior to the Closing Date shall be prepared and filed in a manner consistent with the past custom and practice of the Company.
32.The Buyer shall prepare, or cause to be prepared, and timely file all Tax Returns of the Company for all Tax periods ending on or prior to the Closing Date required to be filed after the Closing Date (giving effect to valid filing extensions) or for Straddle Periods in a manner consistent with past custom and practice of the Company; provided, however, that prior to filing any such income Tax Return or paying any income Taxes, Buyer shall consult with Seller in good faith with respect to such income Tax Returns and Taxes and shall provide Seller with drafts of such income Tax Returns (together with the relevant back-up information upon request) and a statement of Taxes owed in connection with the filing of such income Tax Returns at least twenty (20) days prior to the due date for filing such income Tax Returns. Seller shall be entitled to review and comment on any such income Tax Return before it is filed. Buyer shall consider in good faith any changes reasonably requested by Seller, provided such changes are requested no later than ten (10) days prior to the due date for filing any such income Tax Return. The Seller shall reimburse Buyer for all Taxes of or with respect to the Company with respect to all Tax Returns described in this Section 6.2(b), to the extent relating to Pre-Closing Tax Periods, within three (3) Business Days before payment by Buyer and/or the Company of such Taxes.
al.Cooperation on Tax Matters.
33.The parties shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Article VI and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding. Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
34.Each of Buyer and Seller agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code § 6043, or Code § 6043A, or Treasury Regulations promulgated thereunder.
am.Tax Contests. Following the Closing, the Buyer shall have the right to control any and all Tax matters involving the Company, including, without limitation, any Tax audit, controversy or other proceeding that relates to a taxable period of the Company ending prior to Closing or to any Straddle Period (“Tax Contest”). Buyer shall provide notice of any Tax Contest to the Seller, provided however, that failure to provide such notice shall not limit Buyer’s rights to indemnification unless the Seller is actually prejudiced thereby. In the case of any such Tax Contest, (i) the Buyer shall allow Seller to participate in such Tax Contest and, if there is no participation by Seller, Buyer shall keep Seller reasonably informed about material developments in such Tax Contest, and (ii) the Buyer shall not settle, compromise or abandon such a Tax Contest without first consulting with the Seller and taking into account its reasonable comments on the terms or such settlement, compromise or abandonment, and provided further, that a settlement, compromise or abandonment of a Tax Contest without the Seller consent shall not in itself be determinative of the existence of indemnifiable Losses hereunder.
an.Amendment/Filing of Tax Return. Unless Buyer reasonably determines that such action is necessary to correct a prior error or otherwise cause the Company’s tax position to be in compliance with the requirements of applicable Tax law, the Buyer shall not, and the Buyer shall cause its Affiliates (including the Company) not to (i) amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company, (ii) enter into any voluntary disclosure agreements or amnesty type programs involving the Company, or (iii) file any Tax Returns in a manner inconsistent with the past practice of the Company, including filing Tax Returns in jurisdictions where such Tax Returns were not previously filed by the Company, in each case, with respect to a taxable period of the Company ending on or before the Closing Date, without the Seller’s prior written consent, which consent shall not be unreasonable withheld, conditioned or delayed.
ao.Post-Closing Actions.
Buyer shall not make any election under either Section 336 or Section 338 of the Code with respect to the acquisition of the Company.
Article VII.
Indemnification

ap.Survival
. The Fundamental Reps shall survive the Closing and shall remain in full force and effect after the Closing Date for a period of three (3) years after the Closing. The provisions of Section 4.15 and Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All other of the representations and warranties contained herein shall survive for a period of one (1) year after the Closing. All other covenants and agreements of the parties contained herein shall survive the Closing for the period explicitly specified therein, or if no such period is specified, then until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
aq.Indemnification by Seller
. Subject to the terms and conditions of this Article VII, Seller shall indemnify and defend Buyer, Parent and Buyer’s Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
35.any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

36.any Indemnified Taxes; and
37.any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or the Lock-up Agreement.
For the sole purpose of determining Losses (and not for determining whether or not any breaches of representations or warranties have occurred), the representation or warranty shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
ar.Indemnification Procedures
. The party making a claim under this Article VII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.”
38.Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than fifteen (15) calendar days after receipt of such notice of such Third-Party Claim (the “Third-Party Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. The Third-Party Claim Notice shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.
39.Defense of Third-Party Claims. In the case of a Third-Party Claim, the Indemnifying Party shall have the right: (a) to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the claim, (b) to take all other reasonable steps or proceedings to settle or defend any such Third-Party Claim; provided, that the Indemnifying Party shall not settle any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), and (c) to employ counsel designated by the Indemnifying Party to contest any such Third-Party Claim in the name of the Indemnified Party or otherwise. The Indemnifying Party shall, within fifteen (15) days of receipt of a Third-Party Claim Notice (the “Indemnity Notice Period”), give written notice to the Indemnified Party of its intention to assume the defense of such Third-Party Claim. If the Indemnifying Party does not deliver to the Indemnified Party within the Indemnity Notice Period written notice that the Indemnifying Party shall assume the defense of any such Third-Party Claim, then the Indemnified Party may defend against any such Third-Party Claim in any such manner as it may deem appropriate, provided, that the Indemnified Party shall not settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed. In the event that the Indemnifying Party does assume the defense of such Third-Party Claim, the Indemnified Party shall have the right to fully participate in (but not control) such defense (including with counsel of its choice), at its sole expense, and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation. In the event that either the Indemnifying Party or the Indemnified Party assumes the defense of a Third-Party Claim as provided above (the “Controlling Party”), the non-Controlling

Party shall have the right to fully participate (but not control) in such defense (including with counsel of its choice), at its sole expense, and the Controlling Party shall reasonably cooperate with the non-Controlling Party in connection with such participation; provided, however, that Buyer and Seller shall each use its commercially reasonable efforts with respect to any information shared pursuant to this Section 7.3(b) to preserve attorney-client privilege.
40.Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
as.Payments
. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days following such final, non-appealable adjudication by wire transfer of immediately available funds.
at.Tax Treatment of Indemnification Payments
. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
au.Indemnification by Buyer and Parent. Subject to the terms and conditions of this Article VII, Buyer shall indemnify and defend Seller and Seller’s Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:
41.any inaccuracy in or breach of any of the representations or warranties of Buyer or Parent contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; and
42.any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or Parent pursuant to this Agreement.
av.Limits on Indemnification. The indemnification provided for in this Article VII shall be subject to the following limitations:
43.Seller shall not be liable to any of the Buyer Indemnitees for any claim for indemnification pursuant to this Article VII unless and until the aggregate amount of indemnifiable

Losses that may be recovered from the Seller equals or exceeds One percent (1%) of the Purchase Price (the “Indemnification Basket”), in which case the Seller shall be obligated to indemnify such Buyer Indemnitees for the amount of any Losses exceeding the Indemnification Basket. The maximum aggregate amount of indemnifiable Losses which may be recovered by the Buyer Indemnitees pursuant to this Article VII shall not exceed Fifteen percent (15%) of the Purchase Price.
44.Notwithstanding the foregoing, the limitations set forth in Section 7.7(a) shall not apply to any claim for indemnification pursuant to this Article VII based upon, arising out of, with respect to or by reason of: (a) any inaccuracy in or breach of any of the Fundamental Reps; (ii) the Indemnified Taxes; or (iii) any claim based on fraud or intentional misrepresentation; provided, however, that in no event shall Seller’s liability to the Buyer Indemnitees exceed $25,000,000 in the aggregate, except for any claims based upon fraud or intentional misrepresentation in which case Seller’s liability to the Buyer Indemnitees shall not exceed the Purchase Price.
aw.Other Limitations. Notwithstanding any other provision in this Agreement to the contrary or provided for under applicable Law, Seller shall not in any event be liable to the Buyer or any Buyer Indemnitee, and neither the Buyer nor any other Buyer Indemnitee shall have the right to recover for or be indemnified against any special, consequential, incidental, punitive, or indirect damages, including, without limitation, any loss of future income or profits or loss of business reputation or opportunity, relating to the breach or alleged breach of this Agreement or diminution in value or any damages based on any type of multiple, whether or not the possibility of such damages has been disclosed to the other party in advance or could have been reasonably foreseen by such other part.
ax.Sole and Exclusive Remedy. AFTER THE CLOSING, THE RIGHTS SET FORTH IN THIS ARTICLE VII, WILL, EXCEPT FOR FRAUD OR EQUITABLE RELIEF, BE THE EXCLUSIVE REMEDY OF BUYER OR THE BUYER INDEMNITEES WITH RESPECT TO ANY BREACH OR INACCURACY OF ANY OF THE REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OBLIGATIONS CONTAINED IN THIS AGREEMENT.
Article VIII.
CONDITIONS TO CLOSING
ay.Conditions to Obligations of Buyer and Parent
. The obligations of Buyer and Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions, unless expressly waived in writing by Buyer and Parent:
45.the representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true and correct, and all representations and warranties of the Seller contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof, and, except to the extent such representations and warranties refer to a specific date (which shall be true and correct as of such date), as of the Closing Date as though made by the Seller on and as of the Closing Date;
46.Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

47.Since the Effective Date, no Material Adverse Effect has occurred or is continuing with respect to the Company, the MMTC License or the Business;
48.No Governmental Order or stay of any court of competent jurisdiction shall be in effect that prevents or delays the consummation of any of the transactions contemplated by the Transaction Documents, and no Action seeking to restrain, prevent, adversely change, or delay the consummation of any of the transactions contemplated by the Transaction Documents shall exist;
49.Buyer and Parent shall have received a certificate, dated the Closing Date and signed by Seller, that each of the conditions set forth in Section 8.1(a) and 8.1(b) have been satisfied (the “Seller Bring Down Certificate”);
50.Buyer shall have received the Resignations as required by Section 3.2(a)(ii) above;
51.Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar governmental authority of the jurisdiction under the Laws in which Company is organized;
52.Seller shall have delivered, or caused to be delivered within ten (10) Business Days of Closing, to Buyer the Stock Certificates, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required tax transfer stamps affixed;
53.Seller shall have delivered to Buyer and Parent all other items required to be delivered at Closing under this Agreement;
54.Seller, Buyer, Parent and the Company shall have obtained all approvals and consents from any Governmental Authority and other third-party necessary for Buyer to own the Shares, hold the MMTC License, and operate the Business from the Business Locations. Without limiting the foregoing, the Company, Buyer and Seller shall have obtained the Ownership Approval and all other approvals of Governmental Authorities necessitated in connection with the transaction contemplated by this Agreement (collectively, “Necessary Approvals”);
az.Conditions to Obligations of Seller
. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions, unless expressly waived in writing by Seller:
55.the representations and warranties of Buyer and Parent contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);
56.Each of Buyer and Parent shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

57.Seller shall have received a certificate, dated the Closing Date and signed by Buyer and Parent, that each of the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied (the “Buyer Bring Down Certificate”);
58.No later than five (5) Business Days prior to the Closing Date, Buyer shall have purchased, or cause to be purchased, at Buyer’s expense, a $5,000,000 performance bond for the operation of the Company’s MMTC License; and
59.Buyer and Parent shall have delivered to Seller all other items required to be delivered at Closing under this Agreement.
ba.Frustration of Closing Conditions. Buyer or Parent may not rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by Buyer’s or Parent’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur as required by this Agreement. Seller may not rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of Seller to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur as required by this Agreement.
Article IX.
TERMINATION
bb.Termination. This Agreement may be terminated at any time prior to the Closing:
60.By the mutual written consent of Buyer, Parent and Seller;
61.By Buyer and Parent, if there has been a material violation or breach by the Seller of any covenant, agreement, representation or warranty contained in this Agreement (other than any covenant, agreement, representation or warranty pertaining to the Owned Real Property), and such violation or breach remains uncured for seven (7) Business Days following receipt by the Seller of written notice of such violation or breach;
62.By the Seller, if there has been a material violation or breach by Buyer or Parent of any covenant, agreement, representation or warranty contained in this Agreement, and such violation or breach remains uncured for seven (7) Business Days following receipt by Buyer and Parent of written notice of such violation or breach;
63.By the Seller or Buyer and Parent, if the DOH issues a final rejection of Buyer’s acquisition of the Shares (a “Final Rejection”); provided, however, that the parties agree that no rejection shall be deemed final unless and until sixty (60) days shall have elapsed following an initial rejection of the Transaction and the DOH shall not have subsequently approved the Transaction during such sixty (60) day period; or
64.By the Seller or Buyer and Parent, in the event that there has been no Final Rejection but the Ownership Approval is not given by the DOH by the date that is sixty (60) days following the Effective Date.
bc.Effect of Termination. In the event of the termination of this Agreement by either Buyer or Seller as provided above, the provisions of this Agreement will immediately become void and of no further force or effect (other than this Section 9.2 and Article XI) hereof which will survive the termination of this Agreement in accordance with their terms.

Article X.
PRE- AND POST-CLOSING COVENANTS AND OTHER AGREEMENTS
bd.Governmental Authorizations. From and after the Effective Date through and including the Closing Date:
65.The Seller will take all steps necessary to ensure that (i) the MMTC License and the Business remains in good standing, (ii) Seller and the Company remain eligible and qualified licensees of the MMTC License, and (iii) Buyer receives the Ownership Approval. Notwithstanding the foregoing, the Seller shall first obtain Buyer’s consent to any steps Seller or the Company intends to take in furtherance of the Seller’s obligations under this Section 10.1(a), and not take such step without Buyer’s consent, which consent shall not be unreasonably withheld or delayed.
66.To the extent Buyer or Parent waives in writing any condition to Closing and elects to proceed to Closing, Seller agrees to continue after the Closing to perform the obligations required of it and the Company pursuant to Section 10.1(a) until such time as all Necessary Approvals are received by Buyer or Parent, as the case may be, or Buyer or Parent, as the case may be, instructs otherwise.
be.Ownership Approval; Background Screening. Within ten (10) days of the Effective Date, Seller shall submit a written request to the DOH for approval of the Transaction, to the extent not previously submitted. Buyer shall cause its owners (direct and indirect), officers, board members, managers and applicable employees to submit to a level 2 background screening in accordance with and to the extent required by Law (the “Background Check”). If any Person associated with Buyer that is required to undergo a Background Check fails such Background Check or is otherwise deemed unfit or disqualified by the DOH from participating in the ownership or operation of the MMTC License, Buyer shall promptly disassociate from such Person. Buyer shall provide all assistance reasonably requested by Seller in connection with obtaining Ownership Approval and shall respond promptly to any requests from the DOH in connection with such Ownership Approval.
bf.Negative Covenants. From the Effective Date until the Closing Date or the termination of this Agreement in accordance with its terms, and except as otherwise expressly permitted elsewhere in this Agreement, neither Seller nor the Company shall: (i) pledge, encumber, sell, or otherwise transfer the MMTC License or the Other Assets, any of the Shares, or any right, title, or interest in or to the MMTC License, the Company, or the Business without the prior written consent of Buyer and Parent, (ii) take or permit any action that would cause the MMTC License to not be in good standing or not be transferable or would, to Seller’s Knowledge, adversely impact the Business or cause any of the representations and warranties set forth in Article IV to become untrue, or (iii) initiate, solicit, entertain, negotiate, accept or discuss any Acquisition Proposal to or from any Person or group of Persons, or provide any non-public information to any third-party in connection with an Acquisition Proposal, or enter into any agreement, arrangement, or understanding requiring Buyer, Parent or any of Seller or the Company to abandon, terminate, or fail to consummate the transactions contemplated herein.
bg.Further Assurances. Seller shall from time to time after the Effective Date (and for avoidance of doubt, also after the Closing), without additional consideration, execute and deliver such further instruments and take such other action as requested by Buyer or Parent to make effective the transactions contemplated by this Agreement. Seller shall immediately notify Buyer and Parent if, on or after the Effective Date, Seller or the Company receives, directly or indirectly, any Acquisition Proposal or indications of interest, requests for information, or offers in respect of, or preliminary to, an Acquisition Proposal, and will communicate to Buyer and Parent in reasonable detail the terms of any Acquisition

Proposal or of any such indication, request or offer, and will provide Buyer and Parent with copies of all written and electronic communications relating to any such Acquisition Proposal or indication, request or offer.
bh.Post-Closing Support.
67.In the event and for so long as Buyer, Parent or the Company is contesting or defending against any Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan occurrence, event, incident, action, failure to act, or transaction involving the Company, the Business, or the MMTC License prior to Closing, Seller will reasonably cooperate with the contest or defense and provide such testimony and access during normal business hours to all reasonably relevant books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost of the Seller.
68.In the event and for so long as Buyer or the Company actively is prosecuting any variance applicable to the MMTC License, Seller will reasonably cooperate with such prosecution and provide all reasonably requested assistance, all at the sole cost of Buyer.
69.After the Closing, the Seller shall reasonably cooperate with and assist Buyer, Parent or any of their respective designees, and their accountants, in the compilation and preparation of all financial statements and financial statement schedules of the Seller and the Company and reports of the Company’s accountants as may be necessary for Buyer and Parent to comply in a timely manner with any applicable reporting and disclosure requirements.
70.As of the Closing, Seller shall ensure that the Company has continued use and access to a minimum of two (2) viable mothers of each of the cannabis strains used in the Company’s operations in the State of Florida. In order to verify the identity of the strains for purposes of this covenant, an initial characterization of the strains will be undertaken by the Buyer or its representatives, together with Seller, if the Seller chooses to participate, prior to Closing. For greater certainty, the strains that are the subject to this covenant are those strains set out in Exhibit G.
71.In order to ensure an orderly transition of the Business to Buyer, Seller and Buyer shall enter into the Transition Services Agreement.
bi.Release. As of the Closing, Seller shall be deemed to thereupon irrevocably release and discharge the Company, Buyer, Parent and their respective Affiliates, from, and waive, any and all claims, liabilities, losses, costs, and expenses arising out of or related in any way to events, facts, conditions, or circumstances applicable to the Shares, the Company, the MMTC License, the Other Assets, the Business, or Liabilities; except, however, the foregoing release shall not serve as a waiver of any claims for the breach by Buyer of any provision of the Transaction Documents or for any intentional misconduct of the Company, Buyer, or their respective Affiliates that occurs after the Closing.
bj.Covenants of Parent and Buyer.
72.To Maintain Reporting Issuer Status. The Parent covenants that it will make all requisite filings under applicable Canadian and U.S. securities legislation and will use commercially reasonable efforts to maintain its status as a “reporting issuer” (or the equivalent thereof) not in default of the applicable securities Laws in each of its Reporting Jurisdictions. The Parent covenants to cause a third party purchaser to repurchase the RWB Shares issued to the Seller pursuant to Section 2.2(b) herein at a price per RWB Share equal to the average of the five (5) trading day VWAP from the date of any notice by Seller of any material non-compliance of United States federal securities Laws by Parent that upon the reasonable legal opinion of counsel to Seller (such opinion to be delivered to Parent in written form) deems the safe harbor available under Rule 144 of the Securities Act of 1933, as amended, unavailable to Seller with respect to such RWB Shares within fourteen (14) days of such notice.
73.To Maintain Listing. The Parent covenants to maintain the listing of the Parent Common Shares and the RWB Shares on the CSE or such other nationally recognized exchange in Canada or the United States for at least two (2) years following the Closing Date.
74.Piggy-Back Registration Rights. The Parent covenants to provide Seller with customary “piggy-back” rights in respect of any registration statement filed with the United States Securities and Exchange Commission with respect to the RWB Shares issued to Seller pursuant to Section 2.2(b) herein within 6 months from the date of issuance. In such instance that piggy-back rights are triggered pursuant to this Agreement, then the Parent further covenants to waive any lock-up period associated with the RWB Shares issued to the Seller pursuant to Section 2.2(b) herein.
bk.Use of Names. Within five (5) Business Days of the Closing, Buyer shall take action to amend the name of the Company with the Florida Secretary of State to a new name that has no reference to “Botanist” or “Acreage.” Following the Closing, neither the Company nor Buyer will directly or indirectly use (a) the name “The Botanist”, (b) “Acreage Florida”, or (c) any corporate name with the term “Botanist” or “Acreage” included therein, for any reason whatsoever, including without limitation in connection with the Company, the business of the Company or any other activities of Buyer or the Company following Closing. At or prior to the Closing, Seller shall cause the termination of any license agreement or other arrangement then in effect with respect to the use of the name “The Botanist” by the Company, and shall make any requisite filings required to evidence or effectuate such termination.
Article XI.
GENERAL TERMS
bl.Expenses
. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
bm.Notices
. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the 3rd day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with Section 11.2):

If to Seller: High Street Capital Partners, LLC 450 Lexington Avenue, #3308 New York, NY 10163 Attn: James Doherty, Esquire Email: j.doherty@acreageholdings.com	With a copy to: Cozen O’Connor 1650 Market Street Suite 2800 Philadelphia, PA 19103 Attn: Joseph C. Bedwick E-mail: jbedwick@cozen.com
If to Buyer or Parent: Red White & Bloom Brands Inc. 789 West Pender Street, Suite 810 Vancouver, BC V6C1H2 Attn: Brad Rogers brad.rogers@redwhitebloom.com	With a copy to: Gowling WLG Canada LLP 1 First Canadian Place 100 King Street West, Suite 1600 Toronto, Ontario M5X 1G5 Attn: Jason A. Saltzman jason.saltzman@gowlingwlg.com
And to: Burr Forman LLP 50 North Laura Street, Suite 3000 Jacksonville, Florida 32202 Attn: Joshua A. Ehrenfeld Email: jehrenfeld@burr.com
bn.Interpretation
. For purposes of this Agreement the words: (a) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) “or” is not exclusive; and (c) “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein to: (x) Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth herein.
bo.Headings
. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
bp.Severability
. If any one or more of the terms of this Agreement are deemed to be invalid or unenforceable by a court of law, the validity, enforceability, and legality of the remaining provisions of this Agreement will not in any way be affected or impaired thereby, provided that: (i) each party receives the substantial benefit of its bargain with respect to the transaction contemplated hereby; and (ii) the ineffectiveness of such provision would not result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable for either party hereto.

bq.Entire Agreement
. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including but not limited to that certain Letter of Intent between Parent and Acreage Holdings dated February 5, 2021. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
br.Successors and Assigns
. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other; which consent shall not be unreasonably withheld, delayed or conditioned.
bs.No Third-Party Beneficiaries
. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
bt.Amendment and Modification; Waiver
. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
bu.Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
75.This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
76.ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED EXCLUSIVELY IN THE STATE COURTS LOCATED IN WILMINGTON, NEW CASTLE COUNTY, DELAWARE (AND FOR AVOIDANCE OF ALL DOUBT, NOT IN ANY FEDERAL COURT), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.

THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
77.EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).
bv.Owned Real Property Diligence. For the avoidance of doubt, at or prior to the Effective Date, Seller shall have delivered, to the extent in Seller’s possession or control, those due diligence items listed on Exhibit 3.1 attached hereto to Buyer. During the Owned Real Property Inspection Period, Seller shall use commercially reasonable efforts in cooperating with Buyer as to each of the following:
78.Title. Seller shall assist Buyer and the title company in connection with the compilation, review and examination of title to the Owned Real Property and in connection with Buyer’s efforts to obtain title insurance policies pursuant thereto on behalf of itself or its Affiliates, by providing customary affidavits and indemnities as are required by the title company for the deletion of any standard or printed exceptions, in any title insurance policies issued pursuant thereto, that are customarily deleted by virtue of a seller delivering such instruments in commercial real estate transactions in Baker County, Florida. Such cooperation shall include providing Buyer and the title company copies of, with respect to the Owned Real Property, reasonably requested existing surveys, maps, GIS reports (including GIS-based compartment maps), aerial photographs, existing title reports and title insurance policies and true and complete copies of the encumbrance documents identified therein, to the extent the same are in the possession of Seller and to the extent the same are not publicly available. Notwithstanding any of the foregoing to the contrary, at Closing, Seller shall be obligated to cure any liens arising through Seller that are removable by the payment of money.
79.Physical Inspection. Buyer shall have the right to physically inspect the Owned Real Property, to conduct its due diligence and to inspect all books, records and accounts of Seller related thereto during normal business hours. Buyer and Buyer’s officers, employees, consultants, attorneys and other authorized representatives shall have the right to reasonable access to the Owned Real Property and to all records of Seller related thereto, at reasonable times for the purpose of inspecting the Owned Real Property, taking soil and ground water samples, conducting Hazardous Materials inspections, tests and assessments, reviewing the books and records of Seller concerning the Owned Real Property and otherwise conducting its due diligence review. Buyer hereby agrees to indemnify and hold Seller harmless from any damages, liabilities or claims for property damage or personal injury caused by Buyer and its agents and contractors in the conduct of such inspections and investigations, other than pre-existing conditions merely discovered by Buyer or its agents or contractors. Seller shall cooperate with and assist Buyer in making such inspections, interviews and reviews. Seller shall make available to Buyer such of the foregoing as may be in Seller’s possession in order to facilitate Buyer’s due diligence. Seller shall give Buyer any authorizations which may be required by Buyer in order to gain access to records or other information pertaining to the Property or the use thereof maintained by any contractor, sub-contractor, engineer, third party, governmental or quasi-governmental authorities or organizations.
bw.Currency. Unless specifically noted to the contrary, all references to dollars or to “$” are references to United States dollars.
bx.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures contained on following page.]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER:    SELLER:

RWB Florida, LLC    High Street Capital Partners, LLC
     By: Acreage Holdings America, its Managing Member

By: /s/Brad Rogers        By: /s/ Kevin Murphy
Name: Brad Rogers        Name: Kevin Murphy
Title: Authorized Signatory        Title: President

PARENT:

Red White & Bloom Brands Inc.

By: /s/Brad Rogers
Name: Brad Rogers
Title: Chief Executive Officer
Signature Page to Stock Purchase Agreement

EXHIBIT A

Form of Lock-Up Agreement

See attached.

LOCK-UP AGREEMENT
____, 2021

TO: RED WHITE & BLOOM BRANDS INC.

Re:    Red White & Bloom Brands Inc. (the “Corporation”) – Lock-up Agreement

1.    For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that during the period (the “Lock-Up Period”) beginning from the date hereof and ending on the date that is 12 months following the date hereof, the undersigned will not, without the prior written consent of the Corporation, directly or indirectly, offer, sell, transfer, pledge, assign, grant an option or right to purchase, make any short sale, enter into any swap, forward or any other agreement or arrangement to transfer the economic consequence of, or otherwise dispose of or deal with (or publicly announce any intention to do any of the foregoing) any securities of the Corporation, whether now owned or hereinafter acquired, directly or indirectly, by the undersigned or now or hereinafter under the control or direction of the undersigned (collectively, the “Locked-Up Securities”).

2.     Notwithstanding Section 1 above or anything else in this Lock-Up Agreement, the Locked-Up Securities will be released on the following schedule and upon such release such portion of the Locked-Up Securities will not be subject to the terms of this Lock-Up Agreement:

Each month commencing the 6th month after the date hereof:	1/6 of the number of the Locked-Up Securities held
In the event there is any Change of Control Transaction proposed:	The Locked-Up Securities will be released immediately prior to such Change of Control Transaction.
For purposes of this section, a “Change of Control Transaction” shall mean (i) a merger, acquisition or other transaction after which then current equity holders of the Corporation own or control less than fifty percent (50%) of the surviving entity, provided that for purposes herein “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Corporation whether through the ownership of voting securities, by contract or otherwise; (ii) a sale, a grant of exclusive license, transfer or other disposition of all or substantially all of the assets of the Corporation; or (iii) a sale, assignment or transfer of fifty percent (50%) or more of the voting capital securities of the Corporation.

3.    Section 2 above shall not apply to (a) transfers to affiliated entities of the undersigned or any company, trust or other entity owned by or maintained for the benefit of the undersigned, (b) transfers occurring by operation of law, provided, in each case, that any such transferee shall first execute a Lock-Up Agreement in substantially the form hereof covering the remainder of the Lock-Up Period, (c) transfers made pursuant to a bona fide take-over bid or similar transaction made to all holders of common shares of the Corporation, including without limitation, a merger, arrangement or amalgamation, involving a change of control of the Corporation, and provided that in the event the take-over or acquisition transaction is not completed, the Locked-Up Securities shall remain subject to the restrictions contained in this Lock-Up Agreement.

2

4.    The undersigned represents and warrants that it has good and marketable title to the Locked-Up Securities and understands that the Corporation is relying upon this Lock-Up Agreement in proceeding with the acquisition of the issued and outstanding stock of Acreage Florida, Inc. from the undersigned. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s legal representatives, successors, and permitted assigns, and shall inure to the benefit of the Corporation and their legal representatives, successors and assigns.

5.    The undersigned agrees and consents to the entry of stop transfer restrictions with each of the Corporation’s transfer agent and registrar, or the equivalent, against the transfer of the Locked-Up Securities except in compliance with this Lock-Up Agreement.

6.    This Lock-Up Agreement will be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and may be executed electronically (including by PDF or DocuSign) and as so executed shall constitute an original.

HIGH STREET CAPITAL PARTNERS LLC
By:
Name:
Title:
EXHIBIT B
3

Form of 7-Month Note

(See Attached)
EXHIBIT C
4

Form of 13-Month Note

(See Attached)
EXHIBIT D
5

Form of Resignation

(See attached)
6

RESIGNATION

The undersigned hereby resigns as an employee, officer and director of Acreage Florida, Inc., a Florida corporation, effective as of the closing of the transactions under that certain Stock Purchase Agreement by and between High Street Capital Partners, LLC, as “Seller”, , as “Buyer”and Red White & Bloom Brands Inc., as “Parent”, dated as of ________, 2021.

                        [●]

                        [●]

EXHIBIT E

Form of Pledge Agreement

(See attached)

I.EXECUTION VERSION

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (as amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”), dated as of    , 2021, is by and between , a corporation (the “Pledgor”), in favor of HIGH STREET CAPITAL PARTNERS, LLC, a Delaware limited liability company (the “Secured Party”).

II.RECITALS

WHEREAS, pursuant to that certain Stock Purchase Agreement dated February , 2021 (as amended, restated, replaced, supplemented or otherwise modified, the “Purchase Agreement”) by and among the Pledgor, the Secured Party and Red White & Bloom Brands Inc., a British Columbia corporation (the “Parent”), Secured Party agreed to make certain loans (the “Loans”) to Pledgor. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement or, as applicable, the other Transaction Documents (as such term is defined in the Purchase Agreement).

WHEREAS, the Pledgor owns all of the issued and outstanding shares of common stock (the “Shares”) of Acreage Florida, Inc., a Florida corporation (the “Pledged Entity,”).

WHEREAS, to secure the Obligations (as defined herein), Pledgor is required, among other things, to pledge, and by this Agreement does pledge, among other things, all of its right, title and interest in, to and under the Pledged Collateral (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Obligations. The Pledgor is entering into this Agreement in order to secure the Pledgor’s obligations to the Secured Party under the Promissory Notes (the “Obligations”).

2.Security Interest and Pledge of Membership Interest. Subject to Section 4(f) below, as security for the prompt and complete payment and performance of the Obligations, the Pledgor hereby pledges to the Secured Party, and grants to the Secured Party, a lien on and first priority security interest in all of the Pledgor’s right, title and interest in and to the following
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property, wherever located, and whether now existing or hereafter arising or acquired from time to time (the “Pledged Collateral”):

(a)all of the Pledgor’s right, title and interest in and to the Shares;

(b)all the Pledgor securities issued or received in distribution upon or conversion of or in respect of or in exchange for the Shares, including but not limited to those arising from a stock dividend, split, reclassification, reorganization, spin-off or split-off; and

(c)to the extent not covered by the above, all proceeds and products of each of the foregoing, all books and records at any time evidencing or relating to any of the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for,
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and profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Pledgor from time to time with respect to any of the foregoing.

The Pledgor shall promptly upon receipt deliver to the Secured Party all securities and proceeds constituting the Pledged Collateral, in the exact form received with the Pledgor’s endorsement when necessary or appropriate together with assignments or transfer powers duly executed in blank to be held by the Secured Party as part of the Pledged Collateral. Unless a Default or an Event of Default has occurred that is continuing, the Pledgor shall be entitled to (a) receive cash Distributions allocable to the Pledged Collateral, and (b) exercise (but only in a manner that will not (i) violate or be inconsistent with the terms hereof or of any other Transaction Document or (ii) have the effect of impairing the position or interests of the Secured Party) the voting, consent, administration, management and all other powers, rights and remedies of Pledgor with respect to the Pledged Collateral under the Organizational Documents of the Pledged Entity (including all other rights and powers thereunder which are pledged hereunder or otherwise). If Pledgor shall become entitled to receive or shall receive from the Pledged Entity (A) any non-cash Distribution as an addition to, on account of, in substitution of, or in exchange for the Pledged Collateral or any part thereof, or (B) during the continuance of any Event of Default, any cash Distributions, in either case the same shall immediately be remitted to the Secured Party (in the exact form received, with the Pledgor’s endorsement or assignment or other instrument as the Secured Party may deem appropriate) to be held as additional Pledged Collateral for the Obligations or for application thereto, as applicable, and until so remitted, shall be received and held by the Pledgor in trust and as agent for the Secured Party.

For purposes of this Agreement the term “Distributions” shall mean all dividends, distributions, liquidation proceeds, cash, profits, instruments, options, warrants, rights, income, interest, returns of capital or principal, and other property and payments or economic benefits, interests or proceeds to which the Pledgor is entitled with respect to the Pledged Collateral whether or not received by or otherwise distributed to the Pledgor, whether such dividends, distributions, liquidation proceeds, cash, profits, instruments, options, warrants, rights, income, interest, returns of capital or principal, and other property and payments or economic benefits, interests or proceeds are paid or distributed by the Pledged Entity in respect of operating profits, sales, exchanges, refinancing, recapitalizations, reorganizations, condemnations or insured losses of the company’s assets, the liquidation of the company’s assets and affairs, management fees, guaranteed payments, repayment of loans, reimbursement of expenses or otherwise in respect or upon conversion of or in exchange for any or all of the Pledged Collateral.

1.Delivery of Pledged Collateral. Each certificate or instrument, if any, representing or evidencing any part of the Pledged Collateral shall be delivered by the Pledgor to the Secured Party, and shall thereafter be held by or on behalf of the Secured Party pursuant hereto and shall be accompanied by duly executed instruments of transfer or assignment in blank. The Pledgor hereby irrevocably authorizes the Secured Party at any time and from time to time to execute and file UCC financing statements (including any amendments thereto) in the appropriate government offices. The Pledgor agrees to provide all necessary information related to such filings to the Secured Party promptly upon request by the Secured Party.
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1.Obligations of Pledgor. In addition to the covenants and restrictions contained in the Purchase Agreement or the other Transaction Documents, as long as any of the Obligations remain unpaid, the Pledgor:

a.Shall maintain the security interest created by this Agreement in the Pledged Collateral as a perfected first priority security interest and keep the Pledged Collateral free of all liens, security interests or other encumbrances, except the lien and security interest in favor of the Secured Party created hereby and under the Transaction Documents;

b.Shall notify the Secured Party promptly in writing of any change in the Pledgor’s address as specified in Section 11 below;

c.Shall pay all claims, taxes, assessments and other charges of every nature which may be levied or assessed against the Pledged Collateral;

d.Shall not, and shall not attempt to cancel, retire, transfer, sell, convey, encumber, or otherwise dispose of any of the Pledged Collateral or any interest therein and shall not create, assume, or permit to exist any security interest, pledge, lien, charge, or other encumbrance in favor of any individual or entity (other than the Secured Party) in, on, or to any of the Pledged Collateral;

e.Shall not change its name, identity, type or organization or legal structure in any manner, unless the Pledgor shall have given the Secured Party at least thirty (30) days prior written notice thereof;

f.Shall, promptly following the funding of the Loans and with the reasonable cooperation of the Secured Party, notify the The Florida Department of Health Office of Medical Marijuana Use of the grant of the security interest in the Pledged Collateral and obtain any applicable approvals or consents required in connection with this Agreement;

g.Shall immediately upon receipt of any certificates, agreements, promissory notes or instruments representing or evidencing the Pledged Collateral acquired by the Pledgor after the date hereof, deliver the same to the Secured Party in suitable form for transfer by delivery or accompanied by duly executed undated instruments of transfer or assignment in blank, all in form and substance satisfactory to the Secured Party;

h.Shall, with respect to any uncertificated securities that constitute Pledged Collateral, cause the Pledged Entity to either (a) to register the Secured Party as the registered owner of such securities or (b) to agree that the Pledged Entity will comply with instructions with respect to such securities originated by the Secured Party without further consent of the Pledgor,
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in form and substance reasonably satisfactory to the Secured Party, and (c) if reasonably requested by the Secured Party, request the issuer of such Pledged Collateral to cause such Pledged Collateral to become certificated and in the event such Pledged Collateral become certificated, to deliver such Pledged Collateral to the Secured Party in accordance with this Agreement; and

i.Shall take such further actions, and execute and/or deliver to the Secured Party such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, and will in good faith work with the Secured Party to obtain such
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governmental consents and corporate approvals and will cause to be done all such other things, as the Secured Party may in its reasonable judgment deem necessary or appropriate in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted in the Pledged Collateral as provided herein and the rights and interests granted to the Secured Party hereunder, and enable the Secured Party to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral, including, without limitation, making, executing, endorsing, acknowledging, filing or refiling and/or delivering to the Secured Party from time to time upon request by the Secured Party such lists, schedules, descriptions and designations of the Pledged Collateral, statements, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Secured Party shall reasonably request.

1.Definition of Default. For purposes of this Agreement, a Default hereunder means any Event of Default as defined in the Promissory Notes.

2.Remedies Upon Default.

a.Upon the occurrence and during the continuance of a Default or an Event of Default, the Secured Party, in addition to other rights and remedies provided for in this Agreement, the Purchase Agreement or any Transaction Document or otherwise available to the Secured Party under law, in equity or otherwise:

i.may sell the portion of the Shares necessary to realize proceeds sufficient to satisfy the entire balance of the Obligations and may exercise in respect of the Pledged Collateral, all the rights and remedies of a secured party on default under the UCC (including the provisions of the Delaware UCC with respect to acceptance of collateral in satisfaction of the obligation), and the Secured Party may also, with notice to Pledgor as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, but only upon commercially reasonable terms. The Pledgor agrees that at least ten (10) days’ notice to the Pledgor of the time and place of any public sale or any private sale shall constitute reasonable notification. The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Notwithstanding the foregoing, the Pledgor agrees that private sales or other dispositions may be at prices and other terms less favorable to the seller than if sold at public sales or other dispositions and that such private sales or other dispositions shall not solely by reason thereof be deemed not to have been made in a commercially reasonable manner. The Secured Party shall incur no liability as a result of the sale or other disposition of any of the Shares at any private sale which complies with the requirements of this Section 6. The Pledgor hereby waives, to the extent permitted by applicable law, any claims against the Secured Party arising by reason of the fact that the price at which any of the Shares may have been sold or otherwise disposed of at such private sale was less than the price that might have been obtained
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at a public sale or other public disposition, even if the Secured Party accepts the first offer deemed by the Secured Party on good faith to be commercially reasonable under the circumstances and does not offer any of the Shares to more than one offeree;
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i.may exercise its rights to receive any and all Distributions and make application of any net proceeds included therein to the Obligations in accordance with the terms of this Agreement;

ii.may exercise all governance, voting and other rights pertaining to such Pledged Collateral or take any other action with respect to the Pledged Collateral or the Pledged Entity;

iii.may cause all or any part of the Pledged Collateral held by it to be transferred into its name or the name of its nominee;

iv.may otherwise act with respect to the Pledged Collateral as though it were the outright owner thereof (the Pledgor hereby irrevocably constituting and appointing the Secured Party the proxy and attorney-in-fact of the Pledgor, with full power and authority of substitution, to do so).

a.Any cash held by the Secured Party as Pledged Collateral and all cash proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral shall be held by the Secured Party as collateral for, and then applied by the Secured Party in accordance with the Purchase Agreement. The Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Pledged Collateral is insufficient to pay the Obligations and the fees and other charges of any attorneys employed by the Secured Party to collect such deficiency.

b.The Secured Party may enforce its rights hereunder without any other notice and without any other action now or hereafter required by law, regulation, judicial order or decree or otherwise (all of which are hereby expressly waived by the Pledgor, to the fullest extent permitted by law). The Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Pledged Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Pledged Collateral and any other security for the Obligations or otherwise. The Secured Party shall not be liable for failure to collect or realize upon any or all of the Pledged Collateral or for any delay in so doing nor shall it be under any obligation to take any action with regard thereto.

c.Notwithstanding any provision herein or in any other Transaction Document, the Secured Party’s rights to: (i) receive Distributions, (ii) foreclose on the Pledged Collateral, (iii) sell the Shares, (iv) vote with respect to the Pledged Collateral or (v) take any other action with respect to the Pledged Collateral or the Pledged Entity may only be done following receipt of consents and approvals of the Governmental Authorities listed on [The Florida Department of Health Office of Medical Marijuana Use].

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1.Representations and Warranties.    The Pledgor represents and warrants to the Secured Party that:

a.It is the sole, direct, legal and beneficial owner of the Shares, and has good and marketable title to all of the Shares free and clear of all liens or any other claim, option or right of others except for the security interest granted to the Secured Party pursuant to this Agreement
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and so long as the Obligations remain outstanding, the Pledgor is and will be the sole, direct, legal and beneficial owner of the Shares of the Pledged Entity, free and clear of all liens;

a.All certificates, agreements, promissory notes or instruments representing or evidencing the Pledged Collateral in existence on the date hereof have been delivered to the Secured Party in suitable form for transfer by delivery or accompanied by duly executed undated instruments of transfer or assignment in blank and upon such delivery, this Agreement shall create a valid and enforceable first priority lien upon and perfected security interest in all the Pledged Collateral. No Person other than the Secured Party has control or possession of all or any part of the Pledged Collateral;

b.The Pledgor has all necessary power to execute and deliver this Agreement, to perform all of its obligations hereunder and to subject the Pledged Collateral to the security interest created hereby;

c.No authorization, approval, or other action by, and no notice to or filing with, any Person or any Governmental Authority or regulatory body is required (i) for the Pledgor’s granting of the security interest created hereby, (ii) for the execution, delivery or performance of this Agreement by the Pledgor or (iii) for the exercise by the Secured Party of the rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except as may be required (x) in connection with any disposition of the Shares by laws affecting the offering and sale of securities generally and (y) in connection with the required regulatory approval of [The Florida Department of Health Office of Medical Marijuana Use]);

d.The Pledged Collateral have been duly authorized and are validly issued, fully paid and non-assessable, and are subject to no options to purchase, or any similar rights or to any restrictions on transferability;

e.Each certificate or document of title constituting the Pledged Collateral is genuine in all respects and represents what it purports to be;

f.Subject to Section 4(f), by virtue of the execution and delivery of this Agreement and upon delivery to the Secured Party of the Pledged Collateral in accordance with this Agreement, the Secured Party will have a valid and perfected, first priority security interest in the Pledged Collateral, subject to no prior or other liens of any nature whatsoever;

g.For so long as this Agreement is in effect, the Pledgor will defend the Pledged Collateral and the priority of the Secured Party’s security interests therein, at its sole
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cost and expense, against the claims and demands of all Persons at any time claiming the same or any interest therein;

h.Subject to Section 4(f), upon an Event of Default, at the Secured Party’s direction and at the sole cost and expense of the Pledgor, the Secured Party (or its assignee) shall be admitted as the sole stockholder of the Pledged Entity without any further action on the part of the Pledged Entity, any stockholder, director, manager, member or Pledgor (serving in any capacity);
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a.So long as any Obligations are due and owing to the Secured Party, the Pledgor and the Pledged Entity covenants and agrees not to consent or agree to, or take any action that results in, a modification or amendment to Pledged Entity’s Organizational documents;

b.The Secured Party is not an “affiliate” of the Pledgor or the Pledged Entity, as such term is used and defined under Rule 144 of the federal securities laws;

c.The Shares set forth on Schedule 1 constitute all of the securities owned, legally or beneficially, by the Pledgor, and such securities represent 100% of the issued and outstanding equity interests, on a fully diluted basis, of the Pledged Entity. At all times while this Agreement remains in effect, the Shares shall constitute and represent 100% of the issued and outstanding equity interests of the Pledged Entity, on a fully diluted basis;

d.Each of the Pledged Entity and the Pledgor hereby authorize the Secured Party to prepare and file such financing statements, amendments and other documents and do such acts as the Secured Party deems necessary in order to establish and maintain valid, attached and perfected, first priority security interests in the Pledged Collateral in favor of the Secured Party, for its own benefit and as agent for its Affiliates, free and clear of all liens and claims and rights of third parties whatsoever. Each of the Pledged Entity and the Pledgor hereby irrevocably authorize the Secured Party at any time, and from time to time, to file in any jurisdiction any initial financing statements, amendments, continuations and other documents in furtherance of the foregoing;

e.The articles of incorporation, certificate of formation, bylaws, operating agreement and similar governing documents (collectively, the “Organizational Documents”) of the Pledged Entity are in full force and effect, have not been amended since the date thereof, and is the only agreement between or among the Pledged Entity, the manager (as applicable) and/or the Pledgor. Notwithstanding any provision to the contrary in any Organizational Document, the Pledgor irrevocably agrees to waive any provision in the applicable Organizational Document that is inconsistent with the terms of this Agreement, including, without limitation, any provisions prohibiting the pledge of the Pledged Collateral or, after a Default or an Event of Default, the admission of the Secured Party as the stockholder (in place of the Pledgor); and

f.All information set forth herein, including the schedules annexed hereto, in each case, relating to the Pledged Collateral, is accurate and complete.

1.Termination. Upon the indefeasible payment in full of all Obligations, this Agreement shall terminate and at the request and sole expense of the Pledgor, the Secured Party shall deliver to the Pledgor on behalf of the Pledgor such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to this Agreement.
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2.General.

a.No course of dealing between the Pledgor and the Secured Party, nor any failure to exercise, nor any delay in exercising, any right, power or privilege of the Secured Party hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
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a.The rights and remedies provided herein are cumulative and are in addition to and not exclusive of any rights or remedies provided under other contracts (including, without limitation, the Purchase Agreement and the other Transaction Documents) or by law or in equity, including, but without limitation, the rights and remedies of the Secured Party under the UCC.

b.The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision or part thereof in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision in this Agreement in any jurisdiction.

c.The Pledgor shall indemnify the Secured Party and each applicable Affiliate, director, officer, employee, partner, agent, trustee, administrator, manager, advisor and representative thereof (each, an “Indemnitee”) for any and all losses, damages, liabilities, claims and related expenses (including the reasonable fees and expenses of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Pledgor) arising out of, in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement) or any failure of any Obligations to be the legal, valid, and binding obligations of the Pledgor enforceable against the Pledgor in accordance with their terms, whether brought by a third party or by the Pledgor, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

1.Certain Rights of Secured Party. It is acknowledged that it is not intended that the Secured Party has any voting rights, rights to receive Distributions or rights to take any other actions with respect to the Pledged Collateral or the Pledged Entity until such time as a Default or an Event of Default shall have occurred and be continuing.

2.Notices. All notices, requests, demands, directions and other communications provided for herein shall be in writing and shall be delivered or mailed in the manner specified in the Purchase Agreement addressed to the Secured Party at its address set forth in or determined pursuant to the Purchase Agreement and addressed to the Pledgor at the address of the Pledgor set forth in the Purchase Agreement.

3.Power of Attorney. The Pledgor hereby appoints the Secured Party its attorney-in- fact, with full power and authority in the place and stead of the Pledgor and in the name of the Pledgor, or otherwise, from time to time during the existence of a Default or an Event of Default in the Secured Party's discretion to take any action and to execute any instrument or document consistent with the terms of the Purchase Agreement and the other Transaction Documents which the Secured Party may deem necessary or advisable to accomplish the purposes hereof (but the
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Secured Party shall not be obligated to and shall have no liability to the Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. The Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.
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1.Miscellaneous.

a.This Agreement contains the entire understanding of the parties with respect to the subject matter of this Agreement, superseding any prior or contemporaneous communications of any kind, written or oral.

b.No amendment or waiver of any provision of this Agreement nor consent to any departure herefrom, shall in any event be effective unless the same shall be in writing and signed by both parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

c.This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, with respect to contracts executed in and to be performed in such State.

d.This Agreement shall inure to the benefit of, and be binding upon the respective parties hereto and their heirs, executors, administrators, successors and assigns; provided, that the Pledgor shall not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Secured Party and any attempted assignment or transfer without such consent shall be null and void. Without limiting the foregoing, the Secured Party may at any time and from time to time without the consent of Pledgor, assign or otherwise transfer all or any portion of its rights and remedies under this Agreement to any other person or entity in connection with a transfer of the Secured Party’s interest in the Loans as provided in the Promissory Notes. Without limiting the foregoing, in connection with any assignment of the Loans in accordance with the Promissory Notes, the Secured Party may assign or otherwise transfer all of its rights and remedies under this Agreement to the assignee and such assignee shall thereupon become vested with all of the rights and obligations in respect thereof granted to the Secured Party herein or otherwise. Each representation and agreement made by Pledgor in this Agreement shall be deemed to run to, and each reference in this Agreement to the Secured Party shall be deemed to refer to, the Secured Party and each of its successors and assigns.

e.This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original and all of which when taken together shall constitute one and the same instrument. Any counterpart signature page delivered by pdf or facsimile transmission shall be deemed to be and have the same force and effect as an originally executed signature page. Nothing set forth in this Agreement or any other Transaction Document, nor the exercise by the Secured Party of any of the rights or remedies hereunder, shall relieve the Pledgor from the performance of any term, covenant, condition or agreement on the Pledgor's part to be performed or observed in respect of any of the Pledged Collateral or from any liability to any Person in respect of any of the Pledged Collateral or shall impose any obligation on the Secured Party to perform or observe any such term, covenant, condition or
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agreement. The Secured Party shall not have any obligation or liability under any contracts, agreements and other documents included in the Pledged Collateral by reason of this Agreement. The obligations of the Pledgor contained in this Section 13(e) shall survive the termination hereof and the discharge of the Pledgor's other obligations under this Agreement, the Purchase Agreement and the other Transaction Documents.
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a.Costs and Expenses. Without limiting any other cost reimbursement provisions in the Transaction Documents, upon demand, the Pledgor shall pay to the Secured Party the amount of any and all reasonable expenses incurred by the Secured Party hereunder or in connection herewith, including, without limitation those that may be incurred in connection with
(i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights of the Secured Party hereunder or (iv) the failure of the Pledgor to perform or observe any of the provisions hereof.

b.Electronic Execution of Transaction Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or any other Transaction Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

c.Submission to Jurisdiction. The Pledgor irrevocably and unconditionally agrees, for itself and its property, that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Secured Party or any Affiliate of the Secured Party in any way relating to this Agreement or the transactions relating hereto or thereto, in any forum other than the courts of the State of Delaware located in Wilmington, Delaware (and for avoidance of all doubt, not in any federal court), and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Delaware state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other against the Pledgor or its properties in the courts of any jurisdiction.

d.Waiver of Venue. The Pledgor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Transaction Document in any court referred to in paragraph (h) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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e.Service of Process. The Pledgor hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any this Agreement by any means permitted by applicable Law, including by the mailing thereof (by registered or certified
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mail, postage prepaid) to the address of the Pledgor specified herein (and shall be effective when such mailing shall be effective, as provided therein).

[Signature page follows]
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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SECURED PARTY:    PLEDGOR:
High Street Capital Partners, LLC
By: Acreage Holdings America, its Managing Member

By:
Name: Kevin Murphy Title: President
[
_]

By:_     Name:
Title:

[Signature Page to Pledge Agreement]

I.SCHEDULE 1

LIST OF PLEDGED EQUITY

Shares Owned by Pledgor (Number or Percentage and Type of Security)	Certificate No.

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EXHIBIT F

Disclosure Schedules

(See attached)

DISCLOSURE SCHEDULE

This disclosure schedule (the “Disclosure Schedule”) is delivered pursuant to and in connection with the Stock Purchase Agreement (the “Agreement”), dated as of February 24, 2021, by and between High Street Capital Partners, LLC, a Delaware limited liability company (the “Seller”), and Red White & Bloom Brands Inc., a British Columbia corporation (together with its successors and assigns, “Buyer”). Capitalized terms used in these Disclosure Schedules and not otherwise defined herein have the meanings given to them in the Agreement.
The inclusion of any information or disclosure in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Seller or Acreage Florida, Inc., a Florida corporation (the “Company”), in and of itself, that such information is relevant, has a Material Adverse Effect, is material to or outside the ordinary course of the business. The Disclosure Schedule has been arranged for purposes of convenience in separately titled sections corresponding to the sections of the Agreement; however, each section of the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule where (a) an express reference thereto is made, or (b) the applicability of such information to the other section of the Disclosure Schedule is reasonably apparent from the face of such disclosure. The inclusion of any information or disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall not be construed as an admission (including to any third party or Governmental Authority) or that any such breach or violation exists or has actually occurred. Matters may be disclosed on any section of the Disclosure Schedule for information purposes only and do not broaden the representations and warranties contained in the Agreement.

SECTION 4.2

Board of Directors, Officers and Shareholders

All of the outstanding Shares of the Company are owned by Seller.

Glen Liebowitz is the sole Director, President, and Secretary of the Company.

(a)None.

(b)None. (c)
SECTI
ON 4.5

Required Consents
1.Miami Beach Lease – 20 year Lease Agreement, dated March 2019, by and between 740 Alton Rd, LLC and the Company.

2.St. Petersburg Lease - Lease Agreement, dated November 12, 2019, by and between GS Fund 3, LLC and the Company.

3.North Miami – Lease Agreement, dated April 6, 2019, by and between Centercorp Florida, LLC and the Company.

4.Hollywood – Lease Agreement, dated March 28, 2019, by and between Centercorp Florida, LLC and the Company.

5.Spring Hill – Lease Agreement, dated April 24, 2019, by and between Centercorp Florida, LLC and the Company.

6.Daytona Beach – Shopping Center Lease Agreement, dated May 15, 2019, by and between Center Corp Florida, LLC and the Company.

7.Orange Park – Lease Agreement, dated June 4, 2019, by and between Centercorp Florida JV, LLC, and the Company.

(d) None.

SECTION 4.6
Financial Statements

See attached.

SECTION 4.7

Undisclosed Liabilities

1.Florida Medical Marijuana Performance Bond dated as of July 17, 2018, as renewed by that certain Hudson Bond Rider, dated as of July 7, 2020.

2.Side Letter re: that Certain Lease dated March 2019 of real property known as 740 Alton Road in Miami, Florida (the “Miami Beach Lease”) by and between 740 Alton Rd, LLC and Acreage Florida, Inc., dated as of July 2, 2020.
3.Section 7(b) of the Miami Beach Lease requires an enhanced security deposit, whereby the Company must deposit a full year of rent into a segregated checking account for the first three years of the term of the lease. The Company has not complied with this obligation.
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(i) None. (ii)
SECTION 4.8(a)

Material Contracts
a.Miami Beach – 20 year Lease Agreement, dated March 2019, by and between 740 Alton Rd, LLC and the Company.
b.Side Letter re: that Certain Lease dated March 2019 of real property known as 740 Alton Road in Miami, Florida by and between 740 Alton Rd, LLC and Acreage Florida, Inc., dated as of July 2, 2020.

c.North Miami – Lease Agreement, dated April 6, 2019, by and between Centercorp Florida, LLC and the Company.

d.Hollywood – Lease Agreement, dated March 28, 2019, by and between Centercorp Florida, LLC and the Company.

e.Spring Hill – Lease Agreement, dated April 24, 2019, by and between Centercorp Florida, LLC and the Company.

f.Daytona Beach – Shopping Center Lease Agreement, dated May 15, 2019, by and between Center Corp Florida, LLC and the Company.

g.Orange Park – Lease Agreement, dated June 4, 2019, by and between Centercorp Florida JV, LLC, and the Company.

h.Brandon – Lease Agreement, dated November 19, 2019, by and between 206 E Brandon Blvd, LLC and the Company.

i.St. Petersburg – Lease Agreement, dated November 12, 2019, by and between GS Fund 3, LLC, and the Company.

j.Generator Rental and Service Agreement, dated April 6, 2020, by and between United Rental and the Company.

(iii)
1. The Company is the “Principal” under that certain Florida Medical Marijuana Performance Bond dated July 19, 2018 and posted to Florida Department of Health, Office of Medical Marijuana Use, as Obligee, naming the Company as the “Principal” and Hudson Insurance Company as the “Surety”.

(iv)
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None. (v) None. (vi) None. (vii) None. (viii)
1.Acreage 401(k) Plan (High Street Capital Partners Service Company, Plan Sponsor)

2.Employee Referral Bonus Program

(ix) None. (x) None. (xi) None. (xii) None. (xiii) None. (xiv)
1.Settlement Agreement dated July 13, 2018 by and between the Company and the Florida Department of Health, DOH Case No. 2018-0012, which approves the Company to serve as a medical marijuana treatment center. The Department of Health approved of the name change to Acreage Florida Inc. on February 8, 2019.
2.Settlement Agreement dated October 11, 2018, by and between Nature’s Way Nursery of Miami, Inc. and Columbia Care LLC.
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(xv)
1.Security Services Contract dated October 1, 2019, by and between Security Alliance, LLC and the Company.
2.Contract Fee Agreement dated October 21, 2019, by and between Lucas Group and the Company.
3.Employment Offer Letter, dated November 12, 2019, by and between Sevi Borelli and the Company.

4.Employment Offer Letter, dated February 6, 2020, by and between Sarah Vaos and the Company.

5.Due to changes in HR personnel, the Company is unable to locate the offer letters for the following individuals: Jordan Center and Kami ArmsAckler. The Company believes these individuals have signed offer letters, however the Company is unable to confirm.

(xvi)

The following Non-Disclosure agreements, each with the Company unless otherwise noted:

1.Ian Perth Non-Disclosure Agreement dated August 3, 2020 with High Street Capital Partners Service Company.
2.Jarrod Edwards Non-Disclosure Agreement dated March 4, 2020.
3.Jason Willis Non-Disclosure Agreement dated November 19, 2019.
4.Jeanne Taylor Non-Disclosure Agreement dated August 13, 2020 with High Street Capital Partners Service Company.
5.Jose Lazcano Non-Disclosure Agreement dated November 30, 2019.
6.Joshua Boloyan Non-Disclosure Agreement dated November 20, 2019.
7.Kathleen Houston Non-Disclosure Agreement dated November 21, 2019.
8.Matt Bartz Non-Disclosure Agreement dated November 30, 2019.
9.Nichole McBean Non-Disclosure Agreement dated July 9, 2020 with High Street Capital Partners Service Company.
10.Sarah Vaos Non-Disclosure Agreement dated February 6, 2020.
11.Sevarin Borrelli Non-Disclosure Agreement dated December 7, 2019.
12.Alejandro Sanchez Non-Disclosure Agreement dated February 28, 2020.
13.Alexander MacDowell Non-Disclosure Agreement dated November 20, 2019.
14.Belkys Alvarez Non-Disclosure Agreement dated November 27, 2019.
15.Chris Bagley Non-Disclosure Agreement dated February 6, 2020.
16.Christina Romero Non-Disclosure Agreement dated March 5, 2020.
17.Daniel Burr NDA Non-Disclosure Agreement dated November 19, 2020
18.Darrell Jones NDA Non-Disclosure Agreement dated June 24, 2020 with High Street Capital Partners Service Company.
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SECTION 4.9(c)

Real Property
(i)
a.Miami Beach – 20 year Lease Agreement, dated March 2019, by and between 740 Alton Rd, LLC and the Company.
b.North Miami – Lease Agreement, dated April 6, 2019, by and between Centercorp Florida, LLC and the Company.
c.Hollywood – Lease Agreement, dated March 28, 2019, by and between Centercorp Florida, LLC and the Company.
d.Spring Hill – Lease Agreement, dated April 24, 2019, by and between Centercorp Florida, LLC and the Company.
e.Daytona Beach – Shopping Center Lease Agreement, dated May 15, 2019, by and between Center Corp Florida, LLC and the Company.
f.Orange Park – Lease Agreement, dated June 4, 2019, by and between Centercorp Florida JV, LLC, and the Company.
g.Delivery of Possession Notice re: Lease Agreement dated June 4, 2019 by and between Arcadian Holdings Orange Park, LLC, as successor-in-interest to Centercorp Florida JV, LLC and the Company for Premises located in the 450 Park Avenue, Orange Park, FL, dated October 2, 2019.
h.Notice of Commencement re: Lease Agreement dated March 28, 2019, between Arcadian Holdings 1531, LLC as successor in interest to Centercorp Florida, LLC and the Company for that certain location at 1531 N. Federal Highway, Hollywood, FL 33020, dated May 31, 2019.
i.Delivery of Possession Notice re: Lease Agreement dated June 27, 2019 between Arcadian Holdings Daytona, LLC and SFD Daytona, LLC, as successor in interest to Centercorp Florida, LLC and the Company for that certain location at 1305 Belville Road, Daytona Beach, FL 32119, dated July 10, 2019.
j.Notice of Commencement re: Lease Agreement dated April 24, 2019, between Arcadian Holdings Spring Hill, LLC as successor in interest to Centercorp Florida, LLC and the Company for that certain location at 10520 Spring Hill Dr., Spring Hill, FL 34608, dated May 30, 2019.
k.Brandon – Lease Agreement, dated November 19, 2019, by and between 206 E Brandon Blvd, LLC and the Company.
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a.St. Petersburg – Lease Agreement, dated November 12, 2019, by and between GS Fund 3, LLC, and the Company.

(ii)

Location	Property Type	Use	Address
Brandon	Leased	Future Dispensary	206 E Brandon Blvd, Brandon FL, 33511
Daytona	Leased	Future Dispensary	1305 Beville Road, Daytona Beach, FL 32119
Hollywood	Leased	Future Dispensary	1531 N Federal Highway Blvd, Hollywood, FL 33020
Miami Beach	Leased	Future Dispensary	740 Alton Road, Miami Beach, FL 33139
North Miami	Leased	Future Dispensary	698 NE 167 Street, Miami, FL, 33162
Orange Park	Leased	Future Dispensary	450 Park Ave, Orange Park, FL 32073
St. Pete	Leased	Future Dispensary	2832 4th Street North, St. Petersburg, FL
Spring Hill	Leased	Dispensary (Operational)	10520 Spring Hill Drive, Spring Hill, FL 34608
Sanderson	Previously leased; to be transferred to Buyer or Affiliate of Buyer	Cultivation	13907 ARNOLD RHODEN RD Sanderson, FL
Sanderson (pods)	Owned	Cultivation	13907 ARNOLD RHODEN RD
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Sanderson, FL
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SECTION 4.9(d)

Lease Defaults
1. On May 22, 2020, the Company received a letter titled Demand to Cure Defaults from counsel to Centercorp Florida LLC and Centercorp Florida JV LLC (collectively, “Centercorp”) regarding alleged defaults relating to the delayed commencement of retail operations under the Miami, Spring Hill, Daytona Beach, Hollywood and Orange Park leases (such letter, the “Centercorp Letter”). Counsel to Centercorp sent a second letter on June 3, 2020 indicating that Centercorp intended to file suit against the Company for breach under the leases. The Company responded to the Centercorp Letter on June 10, 2020.

In October 2020, the Company learned that its Centercorp leases were assigned from Centercorp to Arcadian Holdings and that the individual who directed the Centercorp Letter to be sent is no longer involved in these properties. Arcadian Holdings has not taken any further action with respect to the alleged defaults to date. It is the Company’s view that despite not having completed the required buildouts to commence retail operations, these alleged defaults are immaterial as the Company is current on all rents.
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SECTION 4.9(f)

Real Property Litigation
1.The Centercorp Letter.
2.In April 2020, our general contractor in Florida, Bella WESS LLC, for Daytona, Hollywood, Spring Hill, Orange Park, Miami, and Miami Beach, sent demand letters threatening liens related to Spring Hill, Daytona, and Miami Beach for alleged unpaid invoices. The Company responded by letter dated May 11, 2020 by pointing out that it had already paid $370,578.75 in “mobilization deposits” to Bella WESS and requested information as to the use of such fees. Specifically, the Company requested documentation, such as receipts, reflecting the cost of materials that were purchased by Bella WESS with the mobilization deposits for the above locations and further indicated that the Company would seek to re-deploy these materials to other projects once provided with them. Bella WESS had previously agreed via e-mail to conduct an inventory and provide an accounting of the materials purchased with the above mobilization deposits and “to assess accurate and fair costs and refunds.” Since that April communication, however, Bella WESS has not responded to attempts to resolve this matter.

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SECTION 4.10

Condition and Sufficiency of Assets

1.The Company has been experiencing challenges with the AC Units in several of the pods purchased from Thrive & B&K Installations, Inc. that it is currently operating in Sanderson. On October 28, 2020, the Company sent a demand letter to Thrive requesting that the units be replaced or permanently repaired. After several unsuccessful attempts at remediation, the Company has demanded that B&K and Thrive pay the full cost of replacement AC Units, which it has agreed to do. On February 2, 2021, the parties entered into a Settlement Agreement pursuant to which Thrive agreed to compensate the Company for the cost of the replacement AC units and pay half of the fees incurred by a local AC service company. Accordingly, the matter is resolved.

2.On February 4, 2020, the Company entered into a standard short form of agreement on AIA Document A1-05-2017 pursuant to which Pillsbury Cleaning & Restoration (“Pillsbury”) was to provide mold remediation services at the Sanderson cultivation facility. The Company subsequently decided to pause the buildout of the Sanderson facility and as such, terminated the agreement with Pillsbury on or about March 27, 2020. Approximately 25-30% of the remediation work has been completed, and the remaining mold does not impact the operation of the cultivation facility in any material way.
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SECTION 4.11

Insurance

a.Vehicle – Progressive Express Ins. Company – 02962 (Vin -2537)
b.General Liability – Trisura Specialty Insurance Co., Policy Limit $7,000,000
c.Commercial Products Liability – Trisura Speciality Insurance Co., Policy Limit
$7,000,000
d.Commercial Property – Trisura Speciality Insurance Co., Per Occurrence Limit
$15,000,000
e.D&O Insurance – XL Specialty Insurance Company, Policy Limit $5,000,000
f.FL Wind Policy excl Miami – Kinsale Insurance Company, Policy Limit $5,000,000 per wind/hail occurrence
g.FL Wind Policy (Miami) – Westchester Surplus Lines Ins. Co., Policy Limit $225,000
h.Worker’s Compensation – Berkshire Hathaway Homestate, Statutory
i.Employer’s Liability – Berkshire Hathaway Homestate
▪Bodily Injury By Accident- Each Accident $1,000,000
▪Bodily Injury By Disease- Policy Limit $1,000,000
▪Bodily Injury By Disease - Each Employee $1,000,000

SECTION 4.12

Legal Proceedings

1.On May 27, 2020, Acreage Florida, Inc. initiated a civil action against South Beach Construction, Inc. in the Circuit Court of the 11th Judicial Circuit in Miami-Dade County (Case No. 2020-011179 CA 01) for unjust enrichment seeking $39,122.05, plus interest and costs, based on an overpayment made to South Beach Construction, Inc., due to accounting error. The defendant failed to respond timely to the complaint, and Acreage Florida, Inc. moved for default judgment, which default was entered by the clerk on August 10, 2020. The defendant moved to vacate the default on September 15, 2020, which the Court granted on October 20, 2020. The defendant then filed an answer, affirmative defenses and counterclaims, asserting that South Beach Construction has accrued approximately $25,000 worth of expenses since the overpayment and that Acreage Florida, Inc. had breached an oral agreement that South Beach Construction, Inc. would provide general contracting services and project management services for the property located at 740 Alton Road, Miami Beach and 698 N.E. 167th Street, Miami. Acreage Florida disputes the veracity of the counterclaims and intends to proceed to trial, if South Beach Construction is unwilling to return its $39,122.05. The case is currently in discovery.

2.The Centercorp Letter.

3.On June 19, 2019, an Affiliate of the Company received a letter from counsel representing Bruichladdich Distillery Company Limited alleging trademark infringement of The Botanist mark. On July 2, 2019, the Affiliate of the Company sent a letter response refuting such claims. There have been no further threats or communications.

SECTION 4.13(b)

Permits

1.Letter Re: MMTC License Renewal – Acreage Florida, Inc., dated September 11, 2020
2.Settlement Agreement dated July 13, 2018 by and between the Company and the Florida Department of Health, DOH Case No. 2018-0012, which approves the Company to serve as a medical marijuana treatment center. The Department of Health approved of the name change to Acreage Florida Inc. on February 8, 2019.
3.Certificate of Nursery Registration issued by the Florida Department of Agriculture and Consumer Services on September 11, 2020. Expires on September 13, 2021.
4.Baker County Occupational License for Sanderson Facility issued on October 3, 2019. Expires September 30, 2021.
5.Certificate of Occupancy – Sanderson (VB-Truss House), dated March 16, 2020

6.Certificate of Occupancy – Sanderson (VB-8 Growing Pods), dated March 16, 2020

7.Certificate of Occupancy – Sanderson (Modular Office 328), dated March 16, 2020

8.Certificate of Occupancy – Sanderson (Modular Office 4810), dated March 16, 2020

SECTION 4.14(e)

Environmental Reports

(i)

1.Sanderson Phase I Environmental Site Assessment prepared by Nova Consulting Group, dated March 28, 2019.

2.Sanderson Site Investigation Report prepared by Kinley Horn dated April 25, 2019.

3.Sanderson Well Survey Laboratory Report dated January 7, 2020.

4.Sanderson Florida Department of Environmental Protection Well Clearance Report dated February 19, 2020.

5.Sanderson Water Damage Restoration and Fungal Remediation Protocol, dated February 6, 2020

6.Sanderson Mold and Indoor Air Quality Assessment Report, dated December 2, 2019.

7.Sanderson Limited Asbestos Survey Report, dated November 14, 2019.

(ii)

None.

SECTION 4.17

Brokers

Roxy Capital is entitled to a fee in connection with the transactions contemplated by the Agreement.

SECTION 4.18(a)

Employees

See attached.

First Name	Last Name	Tax Location(2)	Date Started	Jobs (HR)(1)	Full Time/Part Time		Salary vs. Hourly	Hourly Pay	Salary	Exempt/Non Exempt	Bonus/Incentive Pay	Current Accrued Vacation/PTO Balances Leave Status	ate of Return
Alejandro	Sanchez	Miami Nature's Way	03/12/2020	Cultivation Technician	Full Time	Hourly		$13.00		Non-Exempt		-34.97 Furlough	Unknown
Alexander	MacDowell	Spring Hill	12/09/2019	Dispensary Associate	Full Time	Hourly		$15.00		Non-Exempt		12 N/A	N/A
Ashley	Degrood-Alexander	Sanderson	01/18/2021	Inventory Technician	Full Time	Hourly		$14.00		Non-Exempt		1.68 N/A	N/A
Belkys	Alvarez	Spring Hill	12/16/2019	Dispensary Associate	Full Time	Hourly		$16.00		Non-Exempt		24.84 N/A	N/A
Casey	Barton	Sanderson	02/03/2021	Cultivation Technician	Full Time	Hourly		$14.00		Non-Exempt		0 N/A	N/A
Christina	Romero	Miami Nature's Way	03/12/2020	Cultivation Technician	Full Time	Hourly		$13.00		Non-Exempt		13.51 Furlough	Unknown
Christopher	Bagley	Miami Nature's Way	02/24/2020	Cultivation Manager	Full Time	Salary			$65,000.00	Exempt	Had a bonus in part of mo	25.84 Furlough	Unknown
Daniel	Burr	Spring Hill	12/09/2019	Assistant Dispensary Manager	Full Time	Salary			$46,000.00	Exempt		52 N/A	N/A
Darrell	Jones	Sanderson	06/24/2020	Cultivation Technician	Full Time	Hourly		$15.00		Non-Exempt		39.08 N/A	N/A
Eric	Hamm	Miami Nature's Way	09/13/2019	Team Lead	Full Time	Hourly		$15.00		Non-Exempt		-34.97 Furlough	Unknown
Jarrod	Edwards	Sanderson	03/09/2020	Cultivation Lead	Full Time	Hourly		$18.00		Non-Exempt		54.47 N/A	N/A
Jason	Willis	Spring Hill	12/09/2019	Dispensary Associate	Full Time	Hourly		$16.00		Non-Exempt		10.37 N/A	N/A
Jordan	Center	Florida	12/02/2019	Security Manager	Full Time	Salary			$100,000.00	Exempt		44 N/A	N/A
Jose	Lazcano	Sanderson	03/09/2020	Cultivation Technician	Full Time	Hourly		$15.00		Non-Exempt		6.47 N/A	N/A
Joshua	Boloyan	Spring Hill	12/09/2019	Security Agent	Part Time	Hourly		$15.00		Non-Exempt		0.31 N/A	N/A
Kami	ArmsAckler	Spring Hill	11/11/2019	Dispensary Manager	Full Time	Salary			$70,000.00	Exempt		58.92 N/A	N/A
Kathleen	Houston	Spring Hill	12/09/2019	Dispensary Associate	Part Time	Hourly		$15.00		Non-Exempt		56.77 Furlough	Unknown
Matthew	Bartz	Sanderson	03/30/2020	Cultivation Technician	Full Time	Hourly		$16.00		Non-Exempt		37.88 N/A	N/A
Nichole	McBean	Sanderson	07/13/2020	Cultivation Technician	Full Time	Hourly		$15.00		Non-Exempt		0 N/A	N/A
Pablo	Vilchez	Miami Nature's Way	09/13/2019	Cultivation Lead	Full Time	Hourly		$17.00		Non-Exempt		-14.97 Furlough	Unknown
Raymond	Paredes	Miami Nature's Way	04/06/2020	Cultivation Technician	Full Time	Hourly		$13.00		Non-Exempt		0.04 Furlough	Unknown
Sarah	Vaos	Sanderson	02/24/2020	Director of Operations	Full Time	Salary			$115,000.00	Exempt	Had a bonus in part of mo	28 N/A	N/A
Seth	Leverence	Florida	10/03/2019	Director of Outreach	Full Time	Salary			$115,000.00	Exempt	$ 15,000.00	-70.16 Furlough	Unknown
Sevarin	Borrelli	Florida	12/16/2019	District Manager	Full Time	Salary			$100,000.00	Exempt	$ 10,000.00	100 N/A	N/A
William	Crews	Sanderson	01/06/2021	Cultivation Technician	Full Time	Hourly		$14.00		Non-Exempt		12.26 N/A	N/A
Zachary	Ziegler	Spring Hill	01/30/2021	Dispensary Associate	Part Time	Hourly		$15.00		Non-Exempt		0 N/A	N/A
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SECTION 4.18(d)

Employment Agreements

(i)
1.Employment Offer Letter, dated November 12, 2019, by and between Sevi Borelli and the Company.
2.Employment Offer Letter, dated February 6, 2020, by and between Sarah Vaos and the Company.
3.Employment Offer Letter, dated March 25, 2020 by and between Raymond Paredes and the Company.
4.Employment Offer Letter, dated November 27, 2019, by and between Matt Bartz and the Company.
5.Employment Offer Letter, dated November 19, 2019, by and between Kathleen Houston and the Company.
6.Employment Offer Letter, dated November 19, 2019, by and between Joshua Boloyan and the Company.
7.Employement Offer Letter, dated November 27, 2019 by and between Jose Lazcano and the Company.
8.Employment Offer Letter, dated August 10, 2020, by and between Jeanne Taylor and the Company.
9.Employment Offer Letter, dated November 19, 2019, by and between Jason Willis and the Company.
10.Employment Offer Letter dated March 4, 2020, by and between Jarrod Edwards and the Company.
11.Employment Offer Letter dated August 10, 2020, by and between Ian Perth and the Company.
12.Employment Offer Letter dated June 18, 2020, by and between Darrell Jones and the Company.
13.Employment Offer Letter dated November 19, 2019, by and between Daniel Burr and the Company.
14.Employment Offer Letter dated February 6, 2020, by and between Chris Bagley and the Company.
15.Employment Offer Letter dated March 3, 2020, by and between Christina Romero and the Company.
16.Employment Offer Letter, dated February 27, 2020 by and between Alejandra Sanchez and the Company.
17.Employment Offer Letter dated June 13, 2019 by and between Katie Chambal and the Company.
18.Employment Offer Letter dated November 27, 2019, by and between Belkys Alvarez and the Company.
19.Employment Offer Letter dated November 19, 2019, by and between Alexander MacDowell and the Company.
(ii)
1.Acreage Holdings, Inc. and Affiliated Companies Employee Handbook dated May 2020.
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SECTION 4.19

Employee Benefit Plans

The Company offers, participates in or provides access to the following benefits:

a.Acreage 401(k) Plan (High Street Capital Partners Service Company, Plan Sponsor).
b.Group Medical Plan (insured through UnitedHealthcare Insurance Company, Group GA2L5245BW), including both major medical and pharmacy benefits.
c.Group Dental Plan (insured through UnitedHealthcare Insurance Company, Group GA2L5245BW).
d.Group Vision Plan (insured through UnitedHealthcare Insurance Company, Group GA2L5245BW)
e.Premium Only Plan (under Code Section 125).
f.Paid Time Off
g.Employee Referral Bonus Program
h.Employee Expense Reimbursement
i.Paid Holidays
j.Military Leave
k.Jury Duty Leave
l.Voting Leave
m.Bereavement Leave
n.Paid Parental Leave
o.FMLA Leave

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EXHIBIT G

Strain Inclusion Verification

Bubba D
Candy Margy
Durban Margy
Gelato Sundae
Goji Margy
Granny's Sundae
Johnny Cash Flo
Lemon Margy
Margelope
Margy Dog
Orange Dream Machine
Panamaurora Haze
Pootie Tang
Prophet
Ramblin' Guerilla
Roasted Garlic Margy
Sundae Mints
Swamp Valley Kush
Tangerine n' Cream
Uber
Willie n' Waylon
Each strain will be characterized and audited against the following parameters (with the understanding that variable data averages over the last three harvest cycles per strain will be used to set data parameters for the Horticultural charaters):

Horticultural characters: Cutting viability, Maturity date, Yield (when grown as per Acreage SOP), Flower size, colour, appearance, aroma

Biochemical characters: Cannabinoid content (THC/CBD), Terpenoid content

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